The information in this preliminary prospectus supplement and the accompanying base prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-245589
SUBJECT TO COMPLETION, DATED AUGUST 9, 2021
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated August 13, 2020)
Unilever Capital Corporation
$[•],000,000 [•]% Senior Notes due 2024
$[•],000,000 [•]% Senior Notes due 2031
$[•],000,000 [•]% Senior Notes due 2051
Payment of Principal, Premium, if any, and Interest Guaranteed Jointly, Severally, Fully and
Unconditionally by
Unilever PLC and Unilever United States, Inc.
Unilever Capital Corporation will pay interest on each of the [•]% senior notes due 2024 (the “2024 Notes”), the [•]% senior notes due 2031 (the “2031 Notes”) and the [•]% senior notes due 2051 (the “2051 Notes” and, together with the 2024 Notes and the 2031 Notes, the “Notes”) on February 12 and August 12 of each year, commencing February 12, 2022. The Notes will be issued only in denominations of $100,000 and integral multiples of $1,000 in excess thereof of $100,000.
Unilever Capital Corporation may redeem each series of Notes in whole or in part at any time at the applicable redemption price described in this prospectus supplement plus accrued interest. See “Description of the Notes.”
See “Risk Factors” beginning on page S-1 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the Notes.
Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
	2024 Notes			2031 Notes			2051 Notes
	Per Note	Total		Per Note	Total		Per Note	Total
Public Offering Price	[•]%	$	[•]	[•]%	$	[•]	[•]%	$	[•]
Underwriting Discount(1)	[•]%	$	[•]	[•]%	$	[•]	[•]%	$	[•]
Proceeds to Unilever Capital Corporation	[•]%	$	[•]	[•]%	$	[•]	[•]%	$	[•]

(1)
See “Underwriting.”

The initial public offering prices set forth above do not include accrued interest, if any. Interest on the Notes will accrue from August 12, 2021, and must be paid by the purchaser if the Notes are delivered after August 12, 2021.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream and Euroclear, on or about August 12, 2021.
Joint Book-Running Managers
Citigroup	Deutsche Bank Securities	J.P. Morgan	Mizuho Securities
The date of this Prospectus Supplement is August [•], 2021.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

S-i

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus supplement.
The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer or an invitation on our behalf or on behalf of the underwriters or any of them to subscribe to or purchase any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”
IMPORTANT — EEA RETAIL INVESTORS — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of:
•
a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

•
a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

•
not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

Additionally for these purposes, the expression of an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes. Consequently, no key information document required by Regulation (EU) No 1286/ 2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
IMPORTANT — UK RETAIL INVESTORS — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of:
•
a retail client as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”);

•
a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or

•
not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”).

Additionally for these purposes, the expression of an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes. Consequently, no key information document required by Regulation (EU) No 1286/ 2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation or

S-ii

the UK Prospectus Regulation, as the case may be, from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation or the UK Prospectus Regulation.
Unilever PLC and its group companies are together referred to in this prospectus supplement as “Unilever”, the “Unilever Group”, “we”, “us” or the “Group”. For such purposes “group companies” means, in relation to Unilever PLC, those companies required to be consolidated in accordance with United Kingdom legislative requirements and International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) relating to consolidated accounts. Unilever PLC and its group companies together constitute a single group for the purpose of meeting those requirements.
In this prospectus supplement, references to “$”, “US$”, and “U.S. dollars” are to the lawful currency of the United States of America, references to “£” and “pounds sterling” are to the lawful currency of the United Kingdom and references to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.
Notification under Section 309B(1)(c) of the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”) — In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), Unilever Capital Corporation has determined the classification of the Notes as prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
References to the “Notes” are to the [•]% senior notes due 2024, the [•]% senior notes due 2031 and the [•]% senior notes due 2051 offered under this prospectus supplement, issued by Unilever Capital Corporation (“UCC”) and guaranteed jointly, severally, fully and unconditionally by Unilever PLC and Unilever United States, Inc. (“UNUS”).
Any capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus.
ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is part of a registration statement filed with the SEC utilizing a “shelf” registration process. There is on file with the SEC (and attached hereto) a prospectus dated August 13, 2020 that provides you with a general description of the offered guaranteed debt securities. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement adds, updates and changes information contained in the prospectus. You should read the prospectus, any applicable post-effective amendment to the registration statement and this prospectus supplement, together with additional information described below under the heading “Where You Can Find More Information About Us.”

S-iii

RISK FACTORS
Our business is subject to risks and uncertainties. The risks that we regard as the most relevant to our business are set out below. We have undertaken certain mitigating actions that we believe help us to manage the risks identified below. However, we may not be successful in deploying some or all of these mitigating actions. If the circumstances in these risk factors occur or are not successfully mitigated, our cash flow, operating results, financial position, business and reputation could be materially adversely affected. In addition, risks and uncertainties could cause actual results to vary from those described in this document, or could impact on our ability to meet our targets or be detrimental to our profitability or reputation. This list is not intended to be exhaustive and there may be other risks and uncertainties that are not mentioned below that could impact our future performance or our ability to meet published targets. The risks and uncertainties discussed below should be read in conjunction with the Group’s consolidated financial statements and related notes and the Report of the Directors that are included in or incorporated by reference in our Form 20-F for the year ended December 31, 2020.
Brand preference
Our success depends on the value and relevance of our brands and products to consumers around the world and on our ability to innovate and remain competitive.
Consumer tastes, preferences and behaviors are changing more rapidly than ever before. We see a growing trend for consumers preferring brands which both meet their functional needs and have an explicit social purpose.
Technological change is disrupting our traditional brand communication models. Our ability to develop and deploy the right communication, both in terms of messaging content and medium is critical to the continued strength of our brands.
We are dependent on creating innovative products that continue to meet the needs of our consumers and getting these new products to market with speed.
The COVID-19 pandemic has driven significant changes in consumer habits and demand (e.g., an increase in hand sanitization products and a reduction in out-of-home food products), which is requiring a continuing and rapid evolution of our brands to ensure we remain competitive.
Portfolio management
Unilever’s strategic investment choices will affect the long-term growth and profits of our business.
Unilever’s growth and profitability are determined by our portfolio of divisions, geographies and channels and how these evolve over time. If Unilever does not make optimal strategic investment decisions, then opportunities for growth and improved margin could be missed.
Climate change
Climate change and governmental actions to reduce such change may disrupt our operations and/or reduce consumer demand for our products.
Climate change is occurring around the world which may impact our business in various ways. It could lead to water shortages which would reduce demand for those of our products that require a significant amount of water during consumer use. It could also lead to an increase in raw material and packaging prices or reduced availability.
Governments may take action to reduce climate change such as the introduction of a carbon tax or zero net deforestation requirements which could impact our business through higher costs or reduced flexibility of operations.
Increased frequency of extreme weather (storms and floods) could cause increased incidence of disruption to our manufacturing and distribution network.

Climate change could result, therefore, in making products less affordable or less available for our consumers resulting in reduced growth and profitability.
Plastic packaging
We use a significant amount of plastic to package our products. A reduction in the amount of virgin plastic we use, the use of recycled plastic and an increase in the recyclability of our packaging are critical to our future success.
Both consumer and customer responses to the environmental impact of plastic waste and emerging regulations by governments to tax or ban the use of certain plastics requires us to find solutions to reduce the amount of plastic we use, increase recycling post-consumer use and source recycled plastic for use in our packaging. We are also dependent on the work of our industry partners to create and improve recycling infrastructure throughout the world.
Not only is there a risk around finding appropriate replacement materials, due to high demand, the cost of recycled plastic or other alternative packaging materials could significantly increase in the foreseeable future and this could impact our business performance. We could also be exposed to higher costs as a result of taxes or fines if we are unable to comply with plastic regulations, which would again impact our profitability and reputation.
Customer
Successful customer relationships are vital to our business and continued growth.
Maintaining strong relationships with our existing customers and building relationships with new customers who have built new technology enabled business models to serve changing shopper habits are necessary to ensure our brands are well presented to our consumers and available for purchase at all times.
The strength of our customer relationships also affects our ability to obtain pricing and competitive trade terms. Failure to maintain strong relationships with customers could negatively impact our terms of business with affected customers and reduce the availability of our products to consumers.
The COVID-19 pandemic has driven a rapid increase in online shopping, which means we need to accelerate development of e-commerce capabilities to remain competitive.
Talent
A skilled workforce and agile ways of working are essential for the continued success of our business.
With the rapidly changing nature of work and skills, there is a risk that our workforce is not equipped with the skills required for the new environment. Our ability to attract, develop and retain a diverse range of skilled people is critical if we are to compete and grow effectively.
This is especially true in our key emerging markets where there can be a high level of competition for a limited talent pool. The loss of management or other key personnel or the inability to identify, attract and retain qualified personnel could make it difficult to manage the business and could adversely affect operations and financial results.
The wellbeing of our employees is vital to the success of our business. COVID-19 has had a significant impact on their wellbeing, therefore helping our employees manage the impact of COVID-19 on their lives and their ability to work effectively requires continued focus.
Supply chain
Our business depends on purchasing materials, efficient manufacturing and the timely distribution of products to our customers.
Our supply chain network is exposed to potentially adverse events such as physical disruptions, environmental and industrial accidents, trade restrictions or disruptions at a key supplier, which could impact our ability to deliver orders to our customers.

The COVID-19 pandemic is an adverse event that has challenged and continues to challenge the continuity of our supply chain. Maintaining manufacturing operations whilst adhering to changing local regulations and meeting enhanced health and safety standards has proven possible but has required significant management. In addition, ensuring the operation of a global logistics network for both input materials and finished goods has presented challenges and requires continued focus and flexibility.
The cost of our products can be significantly affected by the cost of the underlying commodities and materials from which they are made. Fluctuations in these costs cannot always be passed on to the consumer through pricing.
Safe and high-quality products
The quality and safety of our products are of paramount importance for our brands and our reputation.
The risk that raw materials are accidentally or maliciously contaminated throughout the supply chain or that other product defects occur due to human error, equipment failure or other factors cannot be excluded.
Labelling errors can have potentially serious consequences for both consumer safety and brand reputation. Therefore, on-pack labelling needs to provide clear and accurate ingredient information in order that consumers can make informed decisions regarding the products they buy.
Systems and information
Unilever’s operations are increasingly dependent on IT systems and the management of information.
The cyber-attack threat of unauthorized access and misuse of sensitive information or disruption to operations continues to increase. Such an attack could inhibit our business operations in a number of ways, including disruption to sales, production and cash flows, ultimately impacting our results.
In addition, increasing digital interactions with customers, suppliers and consumers place ever greater emphasis on the need for secure and reliable IT systems and infrastructure and careful management of the information that is in our possession to ensure data privacy.
Given the changes in the ways of working of all our employees as well as our customers and suppliers as a result of COVID-19, there has been an increased reliance on certain elements of our IT infrastructure. We are particularly reliant on third party experts in this space and thus the impact of COVID-19 on their operations also poses a risk for us.
Business transformation
Successful execution of business transformation projects is key to delivering their intended business benefits and avoiding disruption to other business activities.
Unilever is continually engaged in major change projects, including acquisitions, disposals and organizational transformation, to drive continuous improvement in our business and to strengthen our portfolio and capabilities. Continued digitalization of our business models and processes, together with enhancing data management capabilities, is a critical part of our transformation.
We have an extensive programme of transformation projects. Failure to execute such initiatives successfully could result in under-delivery of the expected benefits and there could be a significant impact on the value of the business.
Economic and political instability
Adverse economic conditions may affect one or more countries, regions or may extend globally.
Unilever operates around the world and is exposed to economic and political instability that may reduce consumer demand for our products, disrupt sales operations and/or impact the profitability of our operations.

Government actions such as foreign exchange or price controls can impact on the growth and profitability of our local operations.
Unilever has more than half of its turnover in emerging markets which can offer greater growth opportunities but also expose Unilever to related economic and political volatility.
Treasury and Tax
Unilever is exposed to a variety of external financial risks in relation to Treasury and Tax.
The relative value of currencies can fluctuate widely and could have a significant impact on business results. Further, because Unilever consolidates its financial statements in euros it is subject to exchange risks associated with the translation of the underlying net assets and earnings of its foreign subsidiaries.
We are also subject to the imposition of exchange controls by individual countries which could limit our ability to import materials paid in foreign currency or to remit dividends to the parent company. A material shortfall in our cash flow could undermine Unilever’s credit rating, impair investor confidence and restrict Unilever’s ability to raise funds. In times of financial crisis, there is a further risk that we may not be able to raise funds due to market liquidity.
We are exposed to counter-party risks with banks, suppliers and customers, which could result in financial losses.
Tax is a complex and evolving area where laws and their interpretation are changing regularly, leading to the risk of unexpected tax exposures. International tax reform remains a key focus of attention with the OECD’s Base Erosion and Profit Shifting project, and the Digitalising Economy Project, and further potential tax reform in the European Union.
Ethical
Unilever’s brands and reputation are valuable assets and the way in which we operate, contribute to society and engage with the world around us is always under scrutiny both internally and externally.
Acting in an ethical manner, consistent with the expectations of customers, consumers and other stakeholders, is essential for the protection of the reputation of Unilever and its brands. A key element of our ethical approach to business is to reduce inequality and promote fairness. Our activities touch the lives of millions of people and it is our responsibility to protect their rights and help them live well. The safety of our employees and the people and communities we work with is critical. Failure to meet these high standards could result in damage to Unilever’s corporate reputation and business results.
Legal and regulatory
Compliance with laws and regulations is an essential part of Unilever’s business operations.
Unilever is subject to national and regional laws and regulations in such diverse areas as product safety, product claims, trademarks, copyright, patents, competition, employee health and safety, data privacy, the environment, corporate governance, listing and disclosure, employment and taxes.
Failure to comply with laws and regulations could expose Unilever to civil and/or criminal actions leading to damages, fines and criminal sanctions against us and/or our employees with possible consequences for our corporate reputation.
Changes to laws and regulations could have a material impact on the cost of doing business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
Unilever PLC files annual reports with and furnishes other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.
The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with or furnish to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information in this prospectus supplement. We incorporate by reference the documents listed below and any future filings with the SEC under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, including any Form 6-K that we furnish to the SEC which so provides, until our offering is completed (Unilever PLC’s file number with the SEC is No. 1-4546):
(a)
The Annual Report on Form 20-F of Unilever PLC for the year ended December 31, 2020;

(b)
Unilever PLC’s Reports on Form 6-K furnished to the SEC on March 22, 2021 (Unilever PLC Chairman’s Letter and Notice of Annual General Meeting), April 1, 2021 (Director/PDMR Shareholding; Annual General Meeting Re-elections), May 4, 2021 (Director/PDMR Shareholding), May 5, 2021 (Results of Annual General Meeting), May 6, 2021 (Commencement of Share Buy Back Programme), May 11, 2021 (North America Omnibus Equity Compensation Plan), June 1, 2021 (Director/PDMR Shareholding; SID and Board Committee Membership; Transaction in own shares; Appointment of Joint Corporate Brokers), July 1, 2021 (Director/PDMR Shareholding; Transaction in own shares), July 21, 2021 (Appointment of Non-Executive Director), August 2, 2021 (Director/PDMR Shareholding; Transaction in own shares) and August 5, 2021 (2021 First Half Year Results).

The Notes will be governed by the amended and restated indenture dated as of September 22, 2014 (the “Base Indenture”) between UCC, Unilever N.V., Unilever PLC, UNUS and The Bank of New York Mellon, as trustee, as supplemented by the first supplemental indenture dated as of November 30, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between UCC, Unilever PLC, UNUS and The Bank of New York Mellon, as trustee. The Base Indenture has been filed as an exhibit to the registration statement (File No. 333-245589), of which this prospectus supplement forms a part and is incorporated by reference in this prospectus supplement, and the Supplemental Indenture has been filed as an exhibit to the post-effective amendment to the registration statement (File No. 333-245589) dated November 30, 2020.
You may request a paper copy of these filings at no cost, by writing to or telephoning us at the following address:
Vice President — Finance
Unilever United States, Inc.
700 Sylvan Avenue
Englewood Cliffs, NJ 07632
(201) 894-2829

EXCHANGE RATES
The following table sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York (i) for pounds sterling (expressed in US$ per £1.00) and (ii) for euro (expressed in euro per US$1.00).
							One month ended
	Year ended December 31,						Feb 28,	Mar 31,	Apr 30,	May 31,	Jun 30,	Jul 31,
	2015	2016	2017	2018	2019	2020	2021	2021	2021	2021	2021	2021
US$ per £1.00
Rate at period end	1.47	1.23	1.35	1.28	1.33	1.37	1.39	1.38	1.38	1.42	1.38	1.39
Average rate	1.53	1.35	1.32	1.34	1.28	1.28	1.38	1.39	1.38	1.41	1.40	1.38
High	1.59	1.48	1.48	1.43	1.33	1.37	1.41	1.40	1.40	1.42	1.42	1.40
Low	1.46	1.22	1.21	1.25	1.21	1.16	1.35	1.37	1.37	1.39	1.38	1.36
US$1.00 per euro
Rate at period end	1.09	1.05	1.20	1.15	1.12	1.22	1.21	1.18	1.20	1.22	1.18	1.19
Average rate	1.11	1.11	1.13	1.18	1.12	1.14	1.21	1.19	1.20	1.21	1.20	1.18
High	1.20	1.15	1.20	1.25	1.15	1.23	1.23	1.21	1.21	1.22	1.22	1.19
Low	1.05	1.04	1.04	1.12	1.09	1.07	1.20	1.17	1.18	1.20	1.18	1.18
On July 31, 2021, the exchange rates between pound sterling and U.S. dollars and between euro and U.S. dollars were as follows: US$1.39 = £1.00 and US$1.19 = euro 1.00. See “Risk Factors — Treasury and Tax.”

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
This prospectus supplement may contain forward-looking statements, including ‘forward-looking statements’ within the meaning of the United States Private Securities Litigation Reform Act of 1995. Words such as “will”, “aim”, “expects”, “anticipates”, “intends”, “likely”, “looks”, “believes”, “vision”, or the negative of these terms and other similar expressions of future performance or results, and their negatives, are intended to identify such forward-looking statements. These forward-looking statements are based upon current expectations and assumptions regarding anticipated developments and other factors affecting the Group. They are not historical facts, nor are they guarantees of future performance.
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Among other risks and uncertainties, the material or principal factors which could cause actual results to differ materially are: Unilever’s global brands not meeting consumer preferences; Unilever’s ability to innovate and remain competitive; Unilever’s investment choices in its portfolio management; the effect of climate change on Unilever’s business; Unilever’s ability to find sustainable solutions to its plastic packaging; significant changes or deterioration in customer relationships; the recruitment and retention of talented employees; disruptions in our supply chain and distribution; increases or volatility in the cost of raw materials and commodities; the production of safe and high quality products; secure and reliable IT infrastructure; execution of acquisitions, divestitures and business transformation projects; economic, social and political risks and natural disasters; financial risks; failure to meet high and ethical standards; and managing regulatory, tax and legal matters. A number of these risks have increased as a result of the current COVID-19 pandemic. These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by any applicable law or regulation, the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Group’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Further details of potential risks and uncertainties affecting the Group are described in the Group’s filings with the London Stock Exchange, Euronext Amsterdam and the SEC, including in the Group’s Annual Report on Form 20-F for the year ended December 31, 2020.

UNILEVER GROUP
Unilever PLC
History and Structure of Unilever
Following the implementation of Unification (as defined in the Prospectus dated August 13, 2020) on November 29, 2020, Unilever PLC is the single parent company of the Unilever Group.
From its formation in 1930 until Unification, the Unilever Group operated under a dual-headed legal structure with two parent companies: Unilever N.V., which was incorporated under the name Naamlooze Vennootschap Margarine Unie in The Netherlands in 1927, and Unilever PLC, which was incorporated under the name Lever Brothers Limited in England and Wales in 1894. During this time, together with their group companies, Unilever N.V. and Unilever PLC operated as nearly as practicable as a single economic entity.
During the two decades preceding Unification, the dual-parent holding company structure of the Unilever Group was reviewed periodically and a series of steps were taken to reduce complexity, including in October 2017 when Unilever N.V.’s preference shares were successfully repurchased, and in June 2019 when Unilever N.V. terminated its depositary receipt structure.
On November 29, 2020, following approval of the shareholders of each of Unilever N.V. and Unilever PLC, the Unilever Group completed the Unification of its dual-parent legal structure. Pursuant to the cross-border merger: (a) Unilever PLC acquired all of the assets, liabilities and legal relationships of Unilever N.V. by universal succession of title; (b) Unilever N.V. was dissolved without going into liquidation and ceased to exist; and (c) Unilever PLC issued and allotted shares in its capital to former Unilever N.V. shareholders.
Unification did not change the composition of our Board of Directors or our governance framework, and our Board of Directors continues to delegate a number of its authorities pursuant to the Governance of Unilever (as defined in the Prospectus dated August 13, 2020), including to our four Board Committees. The Board of Directors of Unilever PLC has implemented standards of corporate governance and disclosure policies applicable to a UK incorporated company, with listings in London, Amsterdam and New York.
Unilever’s presence in The Netherlands and the United Kingdom, and our multi-stakeholder approach to business remain unchanged as a result of Unification. Unilever PLC’s shares are traded through its listings on the London Stock Exchange and Euronext Amsterdam, with its securities also traded on the New York Stock Exchange under its American Depositary Share program.
Business of the Unilever Group
Description of business
Unilever is one of the world’s best-known consumer goods companies, making and selling around 400 brands in more than 190 countries. Every day, approximately 2.5 billion people use Unilever’s products to look good, feel good and get more out of life.
Brands
Unilever operates across three divisions: Beauty & Personal Care, Home Care and Foods & Refreshment, as set out below:
•
The Beauty & Personal Care division, headquartered in London, operates in five key categories: deodorants, skin cleansing, hair care, oral care and skin care. Dove, Rexona, Lux, Axe and Sunsilk are some of the world’s leading Personal Care brands. Other important brands include Signal, Pond’s, Vaseline, Suave, Clear, Lifebuoy, TRESemmé, Dollar Shave Club, MELÉ and Carver Korea. The Unilever Group’s prestige brands include Hourglass, Dermalogica, Living Proof, Kate Somerville, Garancia, Tatcha and REN.

•
The Home Care division, headquartered in London, offers a wide range of laundry and household care products. Its laundry brands include OMO (‘Dirt is Good’), Comfort, Surf, Radiant, Skip, Love &

Care, Love Home & Planet and Seventh Generation. Its household care products include surface and toilet cleaners as well as dishwashing products, through brands like Cif, Domestos, Lifebuoy and Sun/ Sunlight. Home Care also produces water and air purification products, through its Pureit, Truliva and Blueair brands.
•
The Foods & Refreshment division, which is headquartered in Rotterdam, offers a wide portfolio across food, tea and ice cream. The food range in this division includes bouillons, seasonings, snacks, mealmakers, soups, sauces and dressings, with Knorr and Hellmann’s being the two largest brands. It also includes The Vegetarian Butcher, which makes meat substitutes. Its ice cream brands include those sold under the international Heartbrand (e.g. Wall’s), such as Cornetto and Magnum, as well as Ben & Jerry’s, Breyers, Grom and Talenti, amongst others, including Ice Cream Now, our fast delivery service through a host of online delivery companies. Its tea brands include Lipton, Brooke Bond, Tazo and PG Tips. Foods & Refreshment also includes Unilever Food Solutions, the Unilever Group’s global food service business serving professional chefs and caterers.

On October 1, 2020, Unilever completed the acquisition of Liquid IV, a U.S.-based health-science nutrition and wellness company, known for its portfolio of electrolyte drink mixes that enhance rapid hydration.
On December 23, 2020, Unilever completed the acquisition of SmartyPants Vitamins, a U.S.-based vitamin, mineral and supplement company that complements Unilever’s existing portfolio in functional nutrition.
On May 28, 2021, Unilever completed the acquisition of Onnit, a U.S.-based holistic wellness and lifestyle company.
On August 2, 2021, Unilever completed the acquisition of Paula’s Choice, a leading digital-led skincare brand that will join Unilever’s prestige family.
Global Tea review
In 2020, Unilever conducted a strategic review of its global tea business, which includes leading brands such as Lipton, Brooke Bond and PG Tips, concluding that it would separate out the tea business as it evolves its portfolio. Unilever will retain the tea business in India and Indonesia and the partnership interests in the ready-to-drink tea joint ventures.
The balance of Unilever’s tea brands and geographies and all tea estates have an exciting future, and the review concluded that the tea business can best achieve its potential as a separate entity. The operational separation of our tea business is substantially complete and is due to conclude in October 2021. We are now focused on the next phase for this business, which we expect to be either an IPO, sale or partnership.
The tea business that will be separated generated revenues of approximately €2 billion in 2020.
Legal Proceedings
The Group is involved from time to time in legal and arbitration proceedings arising in the ordinary course of business.
As previously disclosed, along with other consumer products companies and retail customers, Unilever is involved in a number of ongoing investigations by national competition authorities. These proceedings and investigations are at various stages and concern a variety of product markets. Where specific issues arise, provisions are made to the extent appropriate.
In many markets, there is a high degree of complexity involved in the local tax regimes.
Brazil
During 2004, and in common with many other businesses operating in Brazil, one of our Brazilian subsidiaries received a notice of infringement from the Federal Revenue Service in respect of indirect taxes regarding a corporate reorganization. The notice alleges that a 2001 reorganization of our local corporate structure was undertaken without a valid business purpose. The 2001 reorganization was comparable with restructurings done by many companies in Brazil. The original dispute was resolved in the courts in the Group’s favor. However, in 2013 a new assessment was raised in respect of a similar matter. Additionally, during the course of 2014, and between 2017 and 2020, other notices of infringement were issued based on the same grounds argued in the previous assessments. The total amount of the tax assessments in respect of this matter as at December 31, 2020 was €2,040 million (2019: €2,235 million).
The Group believes that the likelihood that the Brazilian tax authorities will ultimately prevail is low, however there can be no guarantee of success in court. In each case we believe our position is strong, so they have not been provided for and are considered to be contingent liabilities. Due to the fiscal environment in Brazil, the possibility of further tax assessments related to the same matters cannot be ruled out. We expect that two of our largest tax litigation cases, which represent around €863 million of contingent liabilities, will move from the Administrative to the Judicial Courts during 2021, although the exact timing is uncertain. When this happens, we will be required to make a judicial deposit or provide a guarantee in respect of the disputed tax, interest and penalties. The judicial process in Brazil is likely to take a number of years to conclude.
Unilever Capital Corporation
UCC was incorporated under the laws of the State of Delaware on October 7, 1982 for the sole purpose of issuing and selling debt securities and making the net proceeds of such issues available to companies in the Unilever Group. All the common stock of UCC is owned by UNUS. Its registered office is at 1209 Orange Street, Wilmington, Delaware 19801. Its principal place of business is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, United States of America (telephone number +1 201 894 7042).
The Directors of UCC are:
Karin Gloistein-Tsokanos
David Schwartz
Natalia Cavaliere
Unilever United States, Inc.
UNUS was incorporated under the laws of the State of Delaware on August 31, 1977. UNUS has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of UNUS is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, United States of America (telephone number +1 201 894 2829).
UNUS’ principal operating subsidiary, Conopco, Inc., a New York corporation, has three principal product categories — home care products, personal care products and food and refreshment products.
Brands
Home care products include household cleaners, dishwashing, laundry products. Major brands include Seventh Generation, Love & Care, Love Home & Planet, The Laundress and Schmidt’s.
Personal care products include antiperspirants and deodorants, hair and skin care products, as well as soap. Major brands include AXE, Dove, Suave, Lever 2000, Caress, Degree, Pond’s, Vaseline, TIGI (Bed Head, Cat Walk and S-Factor), TRESemmé, Nexxus, Dermalogica, Living Proof, Schmidt’s, Love Beauty & Planet, St. Ives, Simple, Noxzema, Dollar Shave Club and Q-tips cotton swabs.
Food and refreshment products include Lipton teas, Ben & Jerry’s, Breyers, Good-Humor, Klondike, Magnum, Popsicle and Talenti ice creams and frozen novelties; Lipton soups, recipe products and side dishes; Knorr bouillons, gravies, sauces, recipe classics and side dishes; and Hellmann’s (and Best Foods) mayonnaise and dressings.
The Directors of UNUS are:
Fabian Garcia
Karin Gloistein-Tsokanos

CAPITALIZATION
Capitalization of Unilever
The following table sets forth our consolidated cash and capitalization as of June 30, 2021 on a historical basis and as adjusted to give effect to this offering and the use of net proceeds therefrom as described under “Use of Proceeds.” The historical information in euro in this table has been derived from, and the table should be read in conjunction with, the unaudited condensed consolidated interim financial statements of the Unilever Group for the half year period ended June 30, 2021 and other financial data included elsewhere or incorporated by reference in this prospectus supplement. All information is presented in accordance with IFRS. Please see “Use of Proceeds.”
	As of June 30, 2021
	Historical		As adjusted
	(€ millions)	(US$ millions)(2)	(€ millions)	(US$ millions)(2)
Cash and cash equivalents	4,182	4,955	[•]	[•]
Short-term borrowings(1)	6,120	7,251	[•]	[•]
Long-term borrowings(1)	19,156	22,696	[•]	[•]
Total borrowings	25,276	29,947	[•]	[•]
Total Shareholders’ equity	17,016	20,161	[•]	[•]
Total capitalization	42,292	50,107	[•]	[•]

Notes:
(1)
Total borrowings include bank loans, overdrafts, bonds and other loans. Lease liabilities, derivatives and other financial liabilities of €2,266 million are not included.

(2)
Translation into U.S. dollars is for convenience only and is computed at the Noon Buying Rate on June 30, 2021 of US$1.1848 per euro.

There has been no other material change in the consolidated capitalization of Unilever PLC since June 30, 2021, except as disclosed above.

USE OF PROCEEDS
Our net proceeds from the offering will be approximately $[•] million. We plan to use the net proceeds for general corporate purposes. Our “net proceeds” are the amounts we will receive from the sale of the Notes after deducting estimated underwriting discounts and other offering expenses we will pay.

SELECTED FINANCIAL DATA
Financial record under IFRS
Half-Year ended
June 30, 2021
(€ million)
Consolidated Income Statement
Turnover	25,791
Net profit	3,397
Total Operations:
Basic earnings per share	€1.19
Diluted earnings per share	€1.19
June 30, 2021
(€ million)
Consolidated Balance Sheet
Total assets	70,564
Total equity	19,459

DESCRIPTION OF THE NOTES
The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the guaranteed debt securities set forth in the accompanying prospectus, to which description reference is hereby made. We urge you to read the Indenture and related form of Notes before making your investment decision. Those documents govern your rights as a holder of Notes. See “Where You Can Find More Information About Us.”
Brief Description of the Notes and Guarantees
The Notes will be issued under the Indenture, will be unsecured obligations of UCC and will rank equally with all other unsecured and unsubordinated debt of UCC.
The payment of principal, premium, if any, and interest on the Notes will be guaranteed jointly, severally, fully and unconditionally by Unilever PLC and UNUS.
No sinking fund has been provided for the Notes.
See “Description of Debt Securities and Guarantees” beginning on page 22 in the accompanying prospectus.
Principal, Maturity and Interest
UCC will issue $[•],000,000 aggregate principal amount of [•]% senior notes due 2024, $[•],000,000 aggregate principal amount of [•]% senior notes due 2031 and $[•],000,000 aggregate principal amount of [•]% senior notes due 2051. Unless otherwise redeemed, the 2024 Notes will mature on August 12, 2024 (the “2024 Notes Stated Maturity”), the 2031 Notes will mature on August 12, 2031 (the “2031 Notes Stated Maturity”) and the 2051 Notes will mature on August 12, 2051 (the “2051 Notes Stated Maturity”, each of the 2024 Notes Stated Maturity, the 2031 Notes Stated Maturity and the 2051 Notes Stated Maturity being a “Stated Maturity”).
The 2024 Notes will bear interest at the rate of [•]% per annum from August 12, 2021 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on February 12 and August 12 of each year, commencing February 12, 2022, to the persons in whose name the 2024 Notes are registered at the close of business on the related record date, the fifteenth calendar day next preceding such interest payment date.
The 2031 Notes will bear interest at the rate of [•]% per annum from August 12, 2021 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on February 12 and August 12 of each year, commencing February 12, 2022, to the persons in whose name the 2031 Notes are registered at the close of business on the related record date, the fifteenth calendar day next preceding such interest payment date.
The 2051 Notes will bear interest at the rate of [•]% per annum from August 12, 2021 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on February 12 and August 12 of each year, commencing February 12, 2022, to the persons in whose name the 2051 Notes are registered at the close of business on the related record date, the fifteenth calendar day next preceding such interest payment date.
Further Issues
UCC may from time to time, without notice to, or the consent of, the registered holders of the Notes, create and issue further securities of each series equal in rank to the applicable series of the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the further notes). The further notes may be consolidated and form a single series with such series of the Notes and have the same term as to status, redemption or otherwise as such Notes; provided, however, that if such further notes are not fungible with the outstanding Notes for U.S. federal income tax purposes, the additional notes will have a CUSIP, ISIN or other identifying number that is different from that of the outstanding Notes.

Redemption
UCC may, at its option, redeem any series of Notes in whole at any time or in part from time to time prior to the applicable Par Call Date, at a redemption price equal to the greater of:
•
100% of the principal amount of the Notes of that series to be redeemed; or

•
an amount equal to the Discounted Remaining Payments,

plus accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the redemption date.
UCC may, at its option, redeem any series of Notes in whole or in part from time to time on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount of the Notes of that series to be redeemed, plus accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the redemption date.
The following terms are relevant to the determination of the redemption price:
“Par Call Date” means:
•
with respect to the 2024 Notes, August 12, 2022 (24 months prior to the maturity date of the 2024 Notes);

•
with respect to the 2031 Notes, May 12, 2031 (3 months prior to the maturity date of the 2031 Notes); and

•
with respect to the 2051 Notes, February 12, 2051 (6 months prior to the maturity date of the 2051 Notes).

“Discounted Remaining Payments” means an amount equal to the sum of the Current Values of the amounts of interest and principal that would have been payable by UCC pursuant to the terms of the relevant series of Notes on each interest payment date after the redemption date at the applicable maturity thereof (assuming for this purpose that the Notes matured on the applicable Par Call Date, rather than the Stated Maturity thereof).
“Current Value” means, in respect of any amount, the present value, as determined by UCC, of that amount on the redemption date after discounting that amount on a semi-annual basis from the originally scheduled date for payment on the basis of the Treasury Rate plus [•] basis points for the 2024 Notes, [•] basis points for the 2031 Notes and [•] basis points for the 2051 Notes.
“Treasury Rate” means a per annum rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a per annum yield) determined by UCC on the redemption date to be the per annum rate equal to the semi-annual bond equivalent yield to maturity for United States Treasury securities maturing at the applicable Par Call Date, respectively, in each case as determined by reference to the weekly average yield to maturity for United States Treasury securities maturing on such applicable maturity date as reported in the most recent Statistical Release H.15 of the Board of Governors of the Federal Reserve (or, if such Statistical Release is no longer published, any publicly available source of similar market data).
Each series of Notes is also redeemable at the option of UCC, in whole but not in part, at any time at the relevant principal amount thereof plus accrued interest to the Redemption Date in the event of certain changes in the tax laws of the United States or the United Kingdom after the date of this prospectus supplement (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date). See “Description of Debt Securities and Guarantees — Redemption of Debt Securities Under Certain Circumstances” in the accompanying prospectus.
Notice of any redemption will be given at least 15 days, but not more than 60 days, before the redemption date to each holder of Notes to be redeemed at its address appearing in the security register relating to the Notes. Unless UCC defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Notes or portions thereof called for redemption.

Unless otherwise redeemed, the Notes will mature at par on their Stated Maturity.
Notes in Global Form
The Notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. UCC will not issue certificated Notes, except in the limited circumstances described below.
Book Entry Procedures for the Global Notes
Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the Notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee. Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants.
The Depository Trust Company
DTC is:
•
a limited-purpose trust company organized under the New York Banking Law;

•
a “banking organization” within the meaning of the New York Banking Law;

•
a member of the Federal Reserve System;

•
a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•
a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.
Ownership of Notes through DTC, Clearstream and Euroclear
When you purchase Notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the Notes on DTC’s records. When you actually purchase the Notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the Notes. DTC’s records will show only the identity of the direct participants and the principal amount of the Notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), which are two European international clearing systems similar to DTC. The trustee will wire payments on the Notes to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners in that global note.
It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of the Notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or us.
Links have been established among DTC, Clearstream and Euroclear to facilitate the cross-market transfers of the Notes associated with secondary market trading. Holders of Notes may hold their Notes through the accounts maintained by either Euroclear or Clearstream in DTC only if they are participants of such European international clearing system, or indirectly through organizations which are participants in such system. Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through customers’ securities accounts in Euroclear’s or Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear and Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.
Transfers of Notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the Notes on its behalf by delivering the Notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the Notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant European international clearing systems’ rules and procedures, to the extent received by its depositaries.
All information in this prospectus supplement on DTC, Euroclear and Clearstream is derived from DTC, Euroclear or Clearstream, as the case may be, and reflects the policies of such organizations. These organizations may change these policies without notice.
Definitive Notes
Individual certificates in respect of the Notes will not be issued in exchange for the global notes, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global notes or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such global notes upon delivery of such global notes for cancellation.
Payments on any definitive Notes will be made by the trustee directly to holders of such definitive Notes in accordance with the procedures set forth herein and in the Indenture. Interest payments and any principal payments on the definitive Notes on each interest payment date will be made to holders in whose names the definitive Notes were registered at the close of business on the related record date as set forth under “Principal, Maturity and Interest.” Payments will be made by check, mailed to the address of such holders as they appear on the Note register and, in addition, under the circumstances provided by the Indenture, by wire transfer to a bank or depository institution located in the United States and appropriate facilities thereof. The final payment of principal and interest on any definitive Notes, however, will be made only upon presentation and surrender of such definitive Notes at the office of the paying agent for the Notes.
A definitive Note may be transferred free of charge in whole or in part upon the surrender of the definitive Note to be transferred, together with the completed and executed assignment that appears on the reverse of the definitive Note, at the specified office of any transfer agent. In the case of a permitted transfer of any part of a Note, a new Note in respect of the balance not transferred will be issued to the transferor. Each new definitive Note to be issued upon the transfer of a definitive Note will, upon the effective receipt of such completed assignment by a transfer agent at its respective specified office, be available for delivery at such specified office, or at the request of the holder requesting such transfer, will be mailed at the risk of the transferee entitled to the new definitive Note to such address as may be specified in such completed assignment. Neither the registrar nor any transfer agent shall be required to register the transfer of or exchange of any definitive Notes within 15 days before the Notes are to be selected for redemption.
Paying Agent
Payments and transfers of the Notes will be made at the respective offices of the paying and transfer agents in New York City.
Notices
Notices to holders of the Notes will be given to the registered holders and will be published by UCC, whether the Notes are in global or definitive form. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.
Replacement Securities
In case of mutilation, destruction, loss or theft of any definitive Note, application for replacement is to be made at the office of the trustee. Any such definitive Note will be replaced by the trustee in compliance with such procedures, and on such terms as to evidence and indemnity, as UCC and the trustee may require and subject to applicable laws. All costs incurred in connection with the replacement of any definitive Note will be borne by the holder of the Note. Mutilated or defaced definitive Notes must be surrendered before new ones will be issued.
Payment of Additional Amounts
If any deduction or withholding for any present or future taxes, assessments or other governmental charges of the United States or the United Kingdom, including any political subdivision or taxing authority of or in any such jurisdiction (respectively, a “United States Tax” or a “United Kingdom Tax”) shall at any time be required in respect of any amounts to be paid by the issuer or a guarantor pursuant to the terms of the debt securities, then, except to the extent that such withholding or deduction is made in respect of sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any agreement entered into pursuant to FATCA, the issuer or the guarantor will pay as additional interest to the holder of a debt security (or to the holder of any coupon appertaining thereto) such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts paid to such holder pursuant to the terms of such guaranteed debt security or such guarantee, after such deduction or withholding, shall be not less than such amounts as would have been received by the holder had no such withholding or deduction been required; provided, however, that (1) amounts with respect to United States Tax shall be payable only to a holder that is, for United States tax purposes, a non-resident alien individual, a foreign corporation, or an estate or trust not subject to tax on a net income basis with respect to income on the debt securities (a “United States Alien”), and (2) amounts with respect to United Kingdom Tax shall be payable only to holders that are not resident in the United Kingdom for purposes of its tax, and provided further, that the issuer or guarantor shall not be required to make any payment of Additional Amounts for or on account of:
(a)
any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary,

settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United Kingdom or the United States (in the case of a United Kingdom Tax or a United States Tax, respectively), or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;
(b)
any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

(c)
any tax, assessment or other governmental charge which is payable other than by withholding from payments of (or in respect of) principal of, premium, if any, or any interest on, the debt securities or coupons, if any;

(d)
with respect to any United States Tax, any such tax imposed by reason of the holder’s past or present status as a personal holding company, foreign personal holding company or foreign private foundation or similar tax-exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax;

(e)
with respect to any United States Tax, any such Tax imposed by reason of such holder’s past or present status as (i) the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of UCC or UNUS, or (ii) a controlled foreign corporation that is related to UCC or UNUS through stock ownership;

(f)
any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any guaranteed debt security or coupon, if any, if such payment can be made without such withholding by any other paying agent;

(g)
any tax, assessment or other governmental charge which would not have been imposed or withheld if such holder had made a declaration of non-residence or other similar claim for exemption or presented any applicable form or certificate, upon the making or presentation of which that holder would either have been able to avoid such tax, assessment or charge or to obtain a refund of such tax, assessment or charge, including, with respect to any United States Tax, certification or documentation to the effect that such holder or beneficial owner is a United States Alien and lacks other connections with the United States;

(h)
any tax, assessment or other governmental charge which would not have been imposed but for the presentation of a debt security (where presentation is required) or coupon, if any, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later; or

(i)
any combination of items (a), (b), (c), (d), (e), (f), (g) and (h) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security or coupon to any such holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the debt security or coupon.

TAXATION
United States Federal Income Taxation
This section summarizes the material U.S. federal income tax consequences to holders of acquiring, owning and disposing of Notes. However, the discussion is limited in the following ways:
•
The discussion only addresses holders that buy Notes pursuant to this offering for their initial offering price.

•
The discussion only addresses holders that hold Notes as capital assets (that is, for investment purposes), and that do not have a special tax status.

•
The discussion does not address tax consequences that depend upon a holder’s particular tax situation in addition to its ownership of Notes. In particular, this discussion does not apply to holders that are subject to special tax rules, such as:

•
financial institutions;

•
insurance companies;

•
individual retirement accounts or other tax-deferred accounts;

•
dealers or traders in securities or currencies;

•
tax-exempt entities;

•
regulated investment companies;

•
U.S. expatriates;

•
persons that have ceased to be U.S. citizens or lawful permanent residents of the United States;

•
holders that will hold the Notes as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes;

•
entities or arrangements treated as partnerships for U.S. federal income tax purposes and partners in such partnerships;

•
holders that own (directly, indirectly or by attribution) 10% or more of the total combined voting power or value of all classes of stock of either UCC or UNUS or that are treated as members of an “expanded group” that includes the issuer for purposes of Section 385 of the Internal Revenue Code of 1986, as amended (the “Code”);

•
investors that hold the Notes in connection with a trade or business outside of the United States; and

•
U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar.

•
This summary is based on the tax laws of the United States, including the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect.

•
The discussion does not address state, local or non-U.S. tax law.

•
The discussion does not address consequences under the alternative minimum tax or net investment income tax, or special rules for the taxable year of inclusion for accrual basis taxpayers under Section 451(b) of the Code, or U.S. federal tax laws other than U.S. federal income tax laws.

•
We have not requested a ruling from the U.S. Internal Revenue Service (the “IRS”) on the tax consequences of owning the Notes. As a result, the IRS could disagree with portions of this discussion.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in an entity or arrangement treated as a partnership for U.S.

federal income tax purposes, we suggest that you consult your tax adviser concerning the U.S. federal income tax treatment of an investment in the Notes.
If you are considering buying Notes, we suggest that you consult your tax adviser about the tax consequences of holding the Notes in your particular situation.
Tax Consequences to U.S. Holders
This section applies to you if you are a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of Notes that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes.

Interest.   If you are a cash method taxpayer (including most individual holders), you generally will report interest (including any tax withheld from interest payments and any Additional Amounts paid in respect of such tax withheld) on the Notes in your income as ordinary income when you receive it. If you are an accrual method taxpayer, you generally will report interest (including any tax withheld from interest payments and any Additional Amounts paid in respect of such tax withheld) on the Notes in your income as ordinary income as it accrues.
Sale or Retirement of Notes.   On your sale or retirement of your Note, you will have taxable gain or loss equal to the difference between the amount received by you and your adjusted tax basis in the Note. Your adjusted tax basis in the Note generally is your cost, subject to certain adjustments. Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held the Note for more than one year. Deductibility of capital losses is subject to limitations.
If you sell the Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.
Payments by Guarantors.   A payment on a Note made by a guarantor generally will be treated in the same manner as if made directly by us.
Information Reporting and Backup Withholding.   Under U.S. tax rules concerning information reporting to the IRS, assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on Form 1099 concerning interest and retirement proceeds on your Notes, unless an exemption applies. Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.
If you are subject to these requirements but do not comply, the intermediary must withhold on all amounts payable to you on the Notes (including principal payments) or the proceeds from the sale or other disposition of the Notes. This is called “backup withholding”. Backup withholding is not an additional tax. If the intermediary withholds payments, you may use the withheld amount as a credit against your U.S. federal income tax liability and you may be entitled to a refund of such amounts. All individuals are subject to these requirements. Some holders, including all corporations, are exempt from these requirements.
Tax Consequences to Non-U.S. Holders
This section applies to you if you are a non-U.S. Holder. You are a “non-U.S. Holder” if you are a beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.

You are not a non-U.S. Holder if you are a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition of the Notes, if you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes, or if you are a former citizen or former resident of the United States. In any such case you should consult your tax adviser regarding the U.S. federal income tax consequences of owning and disposing of a Note.
Payments on the Notes.   Subject to the discussion below concerning effectively connected income, backup withholding and FATCA withholding, payments of interest on the Notes by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that:
•
you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•
you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•
you certify on a properly executed applicable IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person.

If you fail to satisfy all of these requirements and interest on the Notes is not exempt from withholding tax because it is effectively connected with your conduct of a trade or business in the United States as described below, payments of interest on the Notes generally will be subject to withholding tax at a rate of 30%, unless you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E claiming an exemption or reduction in withholding under the benefit of an applicable income tax treaty.
Sale or Retirement of Notes.   Subject to the discussions below regarding backup withholding and FATCA, you generally will not be subject to U.S. federal income tax on gain realized on a sale or retirement of Notes, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below.
Effectively Connected Income.   If interest or gain on a Note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. We suggest that you consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a foreign corporation engaged in a trade or business in the United States.
Information Reporting and Backup Withholding.   Information returns are required to be filed with the IRS in connection with payments of interest on the Notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a Note. You may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above under “— Payments on the Notes” or “— Effectively Connected Income” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding
Certain provisions of U.S. law, commonly referred to as FATCA, impose a 30% withholding tax on certain U.S. source payments to certain non-U.S. persons that fail to meet certain certification, reporting or related requirements. These rules generally apply to interest (including any tax withheld from interest and any Additional Amounts paid in respect of such tax withheld) made on the Notes. Additionally, the U.S.

Treasury Department has issued proposed regulations that eliminate FATCA withholding on payments of gross proceeds from the disposition of assets that can produce U.S. source interest. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. An intergovernmental agreement between the United States and an applicable non-U.S. jurisdiction may modify the application of FATCA to you. If any amounts are deducted or withheld from payments made on or with respect to Notes as a result of FATCA, there will be no additional amounts paid in respect of such deduction or withholding. If any FATCA withholding is imposed on you, you generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden. We suggest you consult with your tax adviser regarding the implications of FATCA on an investment in the Notes.
Taxation in the United Kingdom
The comments in this part are based on current United Kingdom tax law as applied in England and Wales and HM Revenue & Customs practice (which may not be binding on HM Revenue & Customs). Save as expressly stated, they assume that neither interest (as that term is understood for United Kingdom tax purposes) on the Notes nor payments in respect of the guarantee (other than any payments made by Unilever PLC) have a United Kingdom source. Whether or not payments have a United Kingdom source is a question of fact and depends on a number of different factors, and the position is not always clear. Nevertheless, the Issuer does not expect interest on the Notes to have a United Kingdom source, in particular on the basis (i) that neither UCC nor UNUS is resident in the United Kingdom, or is party to the Notes or guarantee (as applicable) for the purposes of a trade carried on through a permanent establishment in the United Kingdom, and (ii) that none of the assets of UCC or UNUS from which the interest is paid, the place of entry into or performance of the Notes, any security for the debt, the method of payment under the Notes or the competent jurisdiction for legal action are located in or have any connection with the United Kingdom, and that no other nexus with the United Kingdom results in either interest on the Notes or payments in respect of the guarantee (other than any payments made by Unilever PLC) having a United Kingdom source. The comments do not necessarily apply where the income is deemed for tax purposes to be the income of any other person. They relate only to the position of persons who hold their Notes as investments (regardless of whether the holder also carries on a trade, profession or vocation through a permanent establishment, branch or agency to which the Notes are attributable) and are the absolute beneficial owners thereof. In particular, if a holder of Notes is holding its Notes via a depositary receipt system or clearance service, such holder of Notes may not always be the beneficial owner thereof. Certain classes of persons such as dealers, certain professional investors, or persons connected with UCC or UNUS may be subject to special rules and this summary does not apply to such holders. This part does not deal with any United Kingdom taxation implications except those set out in the comments below. The tax treatment of a particular holder of Notes will depend on that holder’s individual circumstances and may be subject to change in the future.
If whether or not the payments have a United Kingdom source for United Kingdom tax purposes is relevant to the tax position of holders of Notes, then they should seek their own professional advice. Holders of Notes who may be subject to tax in a jurisdiction other than the United Kingdom or who may be unsure as to their tax position should also seek their own professional advice. In particular, holders of Notes should be aware that the taxation rules, regulations, codes, laws and edicts of any jurisdiction where they are resident or otherwise subject to taxation (as well as the jurisdiction discussed below) may have an impact on the tax consequences of an investment in the Notes including in respect of any income received from the Notes.
Payments by UCC or UNUS.   On the basis that such payments do not have a United Kingdom source, neither UCC nor UNUS would be required to deduct or withhold an amount for or on account of United Kingdom income tax when making any payment of interest on the Notes or in respect of the guarantees by UCC or UNUS, as the case may be.
Payments by Unilever PLC.   The United Kingdom withholding tax treatment of payments by Unilever PLC as guarantor under the terms of the guaranteed debt securities in respect of interest on the Notes (or other amounts due under the Notes other than the repayment of amounts subscribed for the Notes) is uncertain. Accordingly, if Unilever PLC makes any such payments, these may be subject to United Kingdom withholding tax at the basic rate (currently 20%).

UNDERWRITING
Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below (the “Underwriters”).
Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each Underwriter named below has severally agreed to purchase, and UCC has agreed to sell to that Underwriter, the principal amount of Notes set forth opposite the Underwriter’s name.
	2024 Notes Principal Amount		2031 Notes Principal Amount		2051 Notes Principal Amount
Underwriter
Citigroup Global Markets Inc.	$	[•]	$	[•]	$	[•]
Deutsche Bank Securities Inc.	$	[•]	$	[•]	$	[•]
J.P. Morgan Securities LLC	$	[•]	$	[•]	$	[•]
Mizuho Securities USA LLC	$	[•]	$	[•]	$	[•]
Total	$	[•],000,000	$	[•],000,000	$	[•],000,000
The underwriting agreement provides that the obligations of the Underwriters to purchase the Notes are subject to approval of legal matters by counsel and to other conditions. The Underwriters are obligated to purchase all the Notes if they purchase any of the Notes.
UCC estimates that its total expenses for this offering will be US$[•]. The Underwriters have agreed to reimburse expenses and certain related amounts payable by UCC in connection with this offering in the amount of US$[•].
UCC, Unilever PLC and UNUS have agreed jointly and severally to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.
Discounts
The Underwriters propose to offer the Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement. After the initial offering of the Notes to the public, the representatives may change the public offering prices. The offering of the Notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.
The following table shows the underwriting discounts that UCC is to pay to the Underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).
Paid by UCC
Per 2024 Note	[•]%
Per 2031 Note	[•]%
Per 2051 Note	[•]%
Price Stabilization and Short Positions
In connection with the offering, the representatives, on behalf of the Underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.
Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.
Other Relationships
The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services.
The Underwriters have performed corporate banking, investment banking and advisory services for the Unilever Group from time to time for which they have received customary fees and expenses. The Underwriters may, from time to time, engage in transactions with and perform services for the Unilever Group in the ordinary course of their business. In addition, affiliates of the Underwriters have from time to time provided credit and entered into lending transactions with the Unilever Group for which they have received customary fees and expenses and may, from time to time, do so in the ordinary course of their business.
In the ordinary course of their various business activities, the Underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Unilever Group (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Unilever Group. If any of the Underwriters or their respective affiliates have a lending relationship with the Unilever Group, certain of those Underwriters or their respective affiliates routinely hedge, and certain other of those Underwriters or their respective affiliates may hedge, their credit exposure to the Unilever Group consistent with their customary risk management policies. Typically, these Underwriters and their respective affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in the securities of the Unilever Group, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The Underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Pre-issue trades settlement
It is expected that delivery of the Notes will be made against payment therefor on August 12, 2021, the third business day following the date of pricing (such settlement being referred to as “T+3”). Under Rule 15c6-l under the Exchange Act, trades in the United States secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise.
Accordingly, purchasers who wish to trade Notes in the United States on the date of pricing will be required, by virtue of the fact the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Settlement procedures in other countries may vary and purchasers of Notes may be affected by such local settlement practices. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own adviser.

Selling Restrictions
Each of the Underwriters will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and will not impose any obligations on the Company except as set forth in the underwriting agreement.
Canada
The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Prohibition of Sales to EEA Retail Investors
Each of the Underwriters has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the European Economic Area. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (11) of Article 4(1) of MiFID II;

(ii)
a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in the Prospectus Regulation; and

(b)
the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently, no key information document required by the PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
United Kingdom
Prohibition of sales to UK retail investors
Each of the Underwriters has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the UK. For the purposes of this provision:

(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA;

(ii)
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2 of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA;

(iii)
not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and

(b)
the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently, no key information document required by the UK PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Other regulatory restrictions
Each Underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Hong Kong
The Notes may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CWUMPO”) or which do not constitute an offer to the public within the meaning of the CWUMPO.
No person may issue or have in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.
Japan
The Notes offered by this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”). The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore
This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore (“MAS”). Accordingly, the Notes may not be offered or sold or made the subject of an invitation for subscription or purchase, nor may this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) under Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer under Section 275 of the SFA except:

(1)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)
where no consideration is or will be given for the transfer;

(3)
where the transfer is by operation of law;

(4)
pursuant to Section 276(7) of the SFA; or

(5)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Notification under Section 309B(1)(c) of the SFA — In connection with Section 309B of the SFA and the CMP Regulations 2018, Unilever Capital Corporation has determined the classification of the Notes as prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
The offering of the Notes in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”) because such offering in Switzerland is made to professional clients within the meaning of the FinSA only and the Notes will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus supplement does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the Notes.
Taiwan
The Notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the Notes or the provision of information relating to this prospectus supplement and the accompanying prospectus.

The Notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the Notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

LEGAL MATTERS
The validity of the Notes offered in this prospectus supplement will be passed upon for Unilever by Linklaters LLP, One Silk Street, London, United Kingdom EC2Y 8HQ, including with respect to certain matters of New York and English law. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020.

EXPERTS
The consolidated financial statements of the Unilever Group (Unilever PLC, together with its subsidiaries) as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as an expert in accounting and auditing.
The audit report covering the December 31, 2020 consolidated financial statements of the Unilever Group and the effectiveness of internal control over financial reporting as of December 31, 2020 contains an explanatory paragraph that states that the Unilever Group acquired the health food drinks business of GlaxoSmithKline plc in India and 20 other predominantly Asian markets (the “Main Horlicks Acquisition”), Horlicks Bangladesh, Liquid IV and SmartyPants on April 1, 2020, June 30, 2020, October 1, 2020, and December 23, 2020, respectively, and management excluded from its assessment of the effectiveness of the Unilever Group’s internal control over financial reporting as of December 31, 2020, the Main Horlicks Acquisition, Horlicks Bangladesh, Liquid IV and SmartyPants’ internal control over financial reporting associated with approximately 11% of Unilever Group’s total assets as of December 31, 2020 (of which 10% represented goodwill and intangible assets acquired) and approximately 1% of the Unilever Group’s turnover included in the consolidated financial statements of the Unilever Group as of and for the year ended December 31, 2020. The audit of internal control over financial reporting of the Unilever Group by KPMG LLP as of December 31, 2020 also excluded an evaluation of the internal control over financial reporting of the Main Horlicks Acquisition, Horlicks Bangladesh, Liquid IV and SmartyPants.

PROSPECTUS
Unilever N.V.
Unilever Capital Corporation
Guaranteed Debt Securities
Payment of Principal, Premium, if any,
and Interest, if any, Guaranteed Jointly, Severally, Fully
and Unconditionally by
Unilever United States, Inc.,
Unilever N.V. and Unilever PLC
From time to time, we may sell guaranteed debt securities on terms we will determine at the times we sell the guaranteed debt securities. When we decide to sell a particular series of guaranteed debt securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the guaranteed debt securities we are offering. Payment of principal, premium, if any, and interest, if any, with respect to the guaranteed debt securities will be guaranteed by Unilever United States, Inc. (“UNUS”), and either or both of Unilever N.V. and Unilever PLC (depending on whether Unilever N.V. is the issuer of a particular series of debt securities). At the option of Unilever Capital Corporation (“UCC”) or Unilever N.V., as the case may be, any series of the guaranteed debt securities and the guarantees on such series may be subordinated to all Senior Debt of the issuer and guarantors of such series and/or may be convertible into Ordinary Shares, par value €0.16 per share, of Unilever N.V.
We may sell the guaranteed debt securities directly, through agents, through underwriters or dealers, or through a combination of such methods. If we elect to use agents, underwriters or dealers in any offering of guaranteed debt securities, we will disclose their names and the nature of our arrangements with them in the prospectus supplement we prepare for such offering. Our net proceeds from such sale will also be set forth in the prospectus supplement we prepare for such offering.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is August 13, 2020

i

Unilever N.V. and Unilever PLC and their group companies are together referred to in this prospectus as “Unilever”, the “Unilever Group”, “we”, “us” or the “Group”. For such purposes “group companies” means, in relation to Unilever N.V. and Unilever PLC, those companies required to be consolidated in accordance with Netherlands and United Kingdom legislative requirements relating to consolidated accounts. Unilever N.V. and Unilever PLC and their group companies together constitute a single group for the purpose of meeting those requirements.
In this prospectus references to “U.S.$”, “U.S. Dollars” and “United States Dollars” are to the lawful currency of the United States of America, references to “£” and “pounds sterling” are to the lawful currency of the United Kingdom, references to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

ENFORCEMENT OF CIVIL LIABILITIES
AGAINST FOREIGN PERSONS
Unilever N.V. is a Netherlands corporation and Unilever PLC is a company incorporated under the laws of and registered in England and Wales. Most of the directors of Unilever N.V. and Unilever PLC and certain of the experts named in this prospectus are residents of The Netherlands or the United Kingdom or other countries and all or a substantial portion of their respective assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Unilever N.V., Unilever PLC or such persons with respect to matters arising under the Federal securities laws or to enforce against them judgments of courts of the United States predicated upon civil liability under the Federal securities laws. Unilever N.V. has been advised by its Dutch counsel, Linklaters LLP, that a claim based solely upon Federal securities laws may not be enforceable in a Dutch court and that, in addition, a judgement of a United States court, whether or not based solely upon Federal securities laws, will not be enforceable in the Netherlands, although a Dutch court may give binding effect to such judgement if certain conditions are satisfied. Unilever PLC has been advised by its English counsel, Linklaters LLP, that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the Federal securities laws. Unilever N.V. and Unilever PLC have consented to service of process in New York City for claims based upon the Indenture, the debt securities and the guarantees described under “Description of Debt Securities and Guarantees.”

WHERE YOU CAN FIND MORE
INFORMATION ABOUT US
Unilever N.V. and Unilever PLC file annual reports with and furnish other information to the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.
The SEC allows us to “incorporate by reference” into this prospectus the information we file with or furnish to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as well as any Form 6-K we furnish to the SEC which so provides, until our offering is completed (Unilever N.V.’s and Unilever PLC’s file numbers with the SEC are 1-4547 and 1-4546 respectively).
(a)
Unilever N.V.’s Annual Report on Form 20-F for the year ended December 31, 2019;

(b)
Unilever PLC’s Annual Report on Form 20-F for the year ended December 31, 2019;

(c)
Unilever N.V.’s Reports on Form 6-K furnished to the Securities and Exchange Commission on March 4, 2020 (Board Composition Announcement), March 13, 2020 (Publication of Supplementary Prospectus), March 19, 2020 (Chairman’s letter and Notice of Meeting, Voting Instruction Form), March 19, 2020 (Notice of Annual General Meeting update), March 24, 2020 (Publication of Final Terms), April 20, 2020 (Annual General Meeting Update), June 11, 2020 (Unification of Unilever’s Legal Structure), June 26, 2020 (Unilever N.V. and Unilever PLC announce Consent Solicitations), June 26, 2020 (Notice of Separate Meetings), July 22, 2020 (Unilever Announces Results of Bondholder Meetings), July 22, 2020 (Notice of Separate Adjourned Meetings), August 10, 2020 (Unification of Unilever’s Corporate Structure — Publication of Shareholder Documentation and Change of Dividend Date) and August 10, 2020 (Publication of Prospectus); and

(d)
Unilever PLC’s Reports on Form 6-K furnished to the Securities and Exchange Commission on March 4, 2020 (Board Composition Announcement), March 10, 2020 (2019 Annual Financial Report Announcement), March 13, 2020 (Publication of Supplementary Prospectus), March 19, 2020 (Chairman’s letter and Notice of Meeting, Proxy Form), March 19, 2020 (Notice of Annual General Meeting update), March 24, 2020 (Publication of Final Terms), April 20, 2020 (Annual General Meeting Update), April 29, 2020 (Results of Annual General Meeting), May 1, 2020 (Completion of Horlicks acquisition from GSK, Listing Rule 9.2.6E statement, Membership of Board Committees) and June 11, 2020 (Unification of Unilever’s Legal Structure), June 26, 2020 (Unilever N.V. and Unilever PLC announce Consent Solicitations), June 26, 2020 (Notice of Separate Meetings), July 22, 2020 (Unilever Announces Results of Bondholder Meetings), July 22, 2020 (Notice of Separate Adjourned Meetings), August 10, 2020 (Unification of Unilever’s Corporate Structure — Publication of Shareholder Documentation and Change of Dividend Date) and August 10, 2020 (Publication of Prospectus).

You may request a paper copy of these filings, at no cost, by writing to or telephoning us at the following address:
Vice President-Finance
Unilever United States, Inc.
700 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(201) 894-2829

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
This prospectus may contain forward-looking statements, including ‘forward-looking statements’ within the meaning of the United States Private Securities Litigation Reform Act of 1995. Words such as “will”, “aim”, “expects”, “anticipates”, “intends”, “looks”, “believes”, “vision”, or the negative of these terms and other similar expressions of future performance or results, and their negatives, are intended to identify such forward-looking statements. These forward-looking statements are based upon current expectations and assumptions regarding anticipated developments and other factors affecting the Group. They are not historical facts, nor are they guarantees of future performance.
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Among other risks and uncertainties, the material or principal factors which could cause actual results to differ materially are: Unilever’s global brands not meeting consumer preferences; Unilever’s ability to innovate and remain competitive; Unilever’s investment choices in its portfolio management; the effect of climate change on Unilever’s business; Unilever’s ability to find sustainable solutions to its plastic packaging; significant changes or deterioration in customer relationships; the recruitment and retention of talented employees; disruptions in our supply chain and distribution; increases or volatility in the cost of raw materials and commodities; the production of safe and high quality products; secure and reliable IT infrastructure; execution of acquisitions, divestitures and business transformation projects; economic, social and political risks and natural disasters; financial risks; failure to meet high and ethical standards; and managing regulatory, tax and legal matters. A number of these risks have increased as a result of the current COVID-19 pandemic. These forward-looking statements speak only as of the date of this prospectus. Except as required by any applicable law or regulation, the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Group’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Further details of potential risks and uncertainties affecting the Group are described in the Group’s filings with the London Stock Exchange, Euronext Amsterdam and the Securities and Exchange Commission, including in the Annual Report on Form 20-F for the year ended December 31, 2019 and the Unilever Annual Report and Accounts 2019.

UNILEVER GROUP
Unilever N.V. and Unilever PLC
History and Structure of Unilever
Unilever N.V. and Unilever PLC are the two parent companies of the Unilever Group of companies. Unilever N.V. was incorporated under the name Naamlooze Vennootschap Margarine Unie in The Netherlands in 1927. Unilever PLC was incorporated under the name Lever Brothers Limited in England and Wales in 1894.
Together with their group companies, Unilever N.V. and Unilever PLC operate as nearly as practicable as a single economic entity. This is achieved by special provisions in the Articles of Association of Unilever N.V. and Unilever PLC, together with a series of agreements between Unilever N.V. and Unilever PLC (The Equalisation Agreement, The Deed of Mutual Covenants and The Agreement for Mutual Guarantees of Borrowing), known as the Foundation Agreements.
Each Unilever N.V. ordinary share represents the same underlying economic interest in the Unilever Group as each Unilever PLC ordinary share. However, Unilever N.V. and Unilever PLC remain separate legal entities with different shareholder constituencies and separate stock exchange listings. Shareholders cannot convert or exchange the shares of one for the shares of the other.
Unilever N.V. and Unilever PLC have the same directors, adopt the same accounting principles and pay dividends to their respective shareholders on an equalized basis. Unilever N.V. and Unilever PLC and their group companies constitute a single reporting entity for the purposes of presenting consolidated accounts. Accordingly, the accounts of the Unilever Group are presented by both Unilever N.V. and Unilever PLC as their respective consolidated accounts.
Unilever N.V. is listed in Amsterdam and New York. Unilever PLC is listed in London and New York.
Business of the Unilever Group
Description of business
Unilever is one of the world’s best-known consumer goods companies, making and selling around 400 brands in more than 190 countries. Every day, approximately 2.5 billion people use Unilever’s products to look good, feel good and get more out of life.
Brands
Unilever operates across three divisions: Beauty & Personal Care, Home Care and Foods & Refreshment, as set out below:
•
The Beauty & Personal Care division, headquartered in London, operates in five key categories: deodorants, skin cleansing, hair care, oral care and skin care. Dove, Rexona, Lux, Axe and Sunsilk are some of the world’s leading Personal Care brands. Other important brands include Signal, Pond’s, Vaseline, Suave, Clear, Lifebuoy, TRESemmé, Dollar Shave Club and Carver Korea. The Unilever Group’s prestige brands include Hourglass, Dermalogica, Living Proof, Kate Somerville, Garancia, Tatcha and REN.

•
The Home Care division, headquartered in London, offers a wide range of laundry and household care products. Its laundry brands include OMO (‘Dirt is Good’), Comfort, Surf, Radiant, Skip, Love & Care, Love Home & Planet and Seventh Generation. Its household care products include surface and toilet cleaners as well as dishwashing products, through brands like Cif, Domestos and Sun/Sunlight. Home Care also produces water and air purification products, through its Pureit, Truliva and Blueair brands.

•
The Foods & Refreshment division, which is headquartered in Rotterdam, offers a wide portfolio across food, tea and ice cream. The food range in this division includes bouillons, seasonings, snacks, mealmakers, soups, sauces and dressings, with Knorr and Hellmann’s being the two largest brands.

It also includes The Vegetarian Butcher, which makes meat substitutes. Its ice cream brands include those sold under the international Heartbrand (e.g. Wall’s), such as Cornetto and Magnum, as well as Ben & Jerry’s, Breyers, Grom and Talenti, amongst others. Its tea brands include Lipton, Brooke Bond, Tazo and PG Tips. Foods & Refreshment also includes Unilever Food Solutions, the Unilever Group’s global food service business serving professional chefs and caterers.
Unification Proposal
Capitalized terms used but not defined in this section have the meanings set forth in the section entitled “Glossary of Selected Terms” beginning on page 37 of this prospectus.
General
On June 11, 2020, Unilever announced plans to unify its Group legal structure under a single parent company, Unilever PLC, creating a simpler company, with greater strategic flexibility, that is better positioned for future success.
It is proposed that Unification will be implemented through the Cross-Border Merger (as defined below), as a result of which Unilever PLC will become the single parent company of the Unilever Group.
The implementation of Unification is subject to the Unification Conditions and the terms of the Cross-Border Merger, which are described below.
Subject to the satisfaction or waiver (if capable of waiver) of certain Unification Conditions (including approval of the completion of Unification by the High Court of Justice in England and Wales (the “UK High Court”) but not including those Unification Conditions which relate to Admission): (i) the New PLC Shares will be admitted to listing on the premium listing segment of the Official List and to trading on the main market of the London Stock Exchange on November 23, 2020; and (ii) the Unilever PLC Shares, including the New PLC Shares, will be admitted to listing and trading on Euronext in Amsterdam on November 23, 2020.
Background to and reasons for Unification
The Unilever Group has been owned through two separately listed companies, Unilever PLC and Unilever N.V., since its formation in 1930. During this time, Unilever PLC and Unilever N.V., together with their group companies, have operated as nearly as practicable as a single economic entity. This is achieved by special provisions in the Unilever PLC Articles of Association and the Unilever N.V. Articles of Association, together with a series of agreements between Unilever PLC and Unilever N.V. (the Equalisation Agreement, the Deed of Mutual Covenants and the Agreement for Mutual Guarantees of Borrowing), known as the Foundation Agreements.
Each Unilever PLC Share (including each Unilever PLC Share represented by a PLC ADS) represents the same underlying economic interest in the Unilever Group as each Unilever N.V. Ordinary Share and each Unilever N.V. NYRS. As a result, parity between the economic rights of the respective shareholders of Unilever PLC and Unilever N.V. has been maintained. However, Unilever PLC and Unilever N.V. remain separate legal entities with different shareholder constituencies and separate stock exchange listings. Shareholders cannot convert or exchange the shares of one company for the shares of the other.
Unilever PLC and Unilever N.V. have the same directors, adopt the same accounting principles and pay dividends to their respective shareholders on an equalized basis. Unilever PLC and Unilever N.V. and their group companies constitute a single reporting entity for the purposes of presenting consolidated accounts.
Over the last two decades, the dual-parent holding company structure of the Unilever Group has been reviewed periodically by the Boards and a series of steps have been taken to reduce complexity, most recently in October 2017 when Unilever N.V.’s preference shares were successfully repurchased, and in June 2019 when Unilever N.V. terminated its depositary receipt structure.

In October 2018, the Boards withdrew a proposal to unify the Unilever Group’s corporate structure under a new Dutch holding company; although the Unilever Group received widespread support for the principle of unification, the Boards concluded that certain aspects of the proposed arrangements required reconsideration.
Strategic benefits of Unification and its impact for shareholders and other stakeholders
Reasons for Unification
After a comprehensive review over the last 18 months, the Boards continue to believe that moving from the current dual-headed legal structure to a single parent company will bring significant benefits by:
•
Increasing Unilever’s strategic flexibility for portfolio evolution, including through equity-based acquisitions or demergers. Such flexibility is even more important as Unilever anticipates the increasingly dynamic business environment that the COVID-19 pandemic will create.

•
Removing complexity and further strengthening Unilever’s corporate governance, creating for the first time an equal voting basis per share for all shareholders. Upon completion, there would be one market capitalization, one class of shares and one global pool of liquidity, whilst maintaining the Unilever Group’s listings on the Amsterdam, London and New York stock exchanges.

Unilever remains committed to its strategy of long-term growth across all three Divisions and last year began a full evaluation of its current categories and brands, with a view to accelerating the pace of portfolio change. This review has underlined how a simpler legal structure would give Unilever greater strategic flexibility to grow shareholder value, providing a catalyst for accelerated portfolio evolution and greater organizational autonomy.
The strategic review of Unilever’s Tea business has further demonstrated that the dual-headed legal structure can create disadvantages for the Unilever Group. The review assessed a full range of options. A demerger of the Tea business is one option for separation and, as was previously the case with the disposal of the Unilever Group’s Spreads business, this would be significantly more challenging under the current legal structure than under a single parent structure.
It is also clear that the COVID-19 pandemic will create a business environment in which having as much flexibility and responsiveness as possible will be critically important.
The Boards have conducted an extensive review of potential single-parent company structures and the best means to achieve the unification of the existing dual-headed legal structure. The Boards considered many factors including, among others, regulatory, legal and tax matters and the fact that the Unilever Group has operated effectively for many years with parent companies incorporated in both The Netherlands and the United Kingdom to deliver long-term growth for all its shareholders.
Having considered all of these factors, the Boards consider unification under Unilever PLC as the best practical option to achieve Unilever’s objectives of creating a simpler company, with greater strategic flexibility, that is better positioned for future success in light of a business environment in which having as much flexibility and responsiveness as possible will be critically important.
The Boards believe that achieving Unification under Unilever PLC through the Cross-Border Merger is the most efficient of the options available. Alternative routes to achieve Unification under Unilever PLC are possible, for example through a Dutch tender offer, although this would be a lengthier and more complex transaction.
Impacts of Unification
The Boards recognize that there are things of particular importance to our Shareholders:
•
Unification will introduce a single holding company, Unilever PLC, which will continue to be incorporated in the United Kingdom and will remain tax resident in the United Kingdom;

•
Unilever PLC will continue to have a premium listing on the London Stock Exchange, allowing Unilever PLC Shareholders to continue trading and receiving dividend payments in pounds sterling

•
Unilever PLC will apply for an additional admission to trading and listing of the Unilever PLC Shares on Euronext in Amsterdam, allowing former Unilever N.V. Shareholders to trade and receive dividend payments on their New PLC Shares in Euros;

•
PLC ADSs will continue to be listed on the New York Stock Exchange (“NYSE”) and receive dividends paid in U.S. dollars;

•
The Boards expect that Unilever PLC Shares will continue to be included in the FTSE 100 index;

•
Following their admission to trading and listing on Euronext in Amsterdam, the Boards expect that Unilever PLC Shares will, in addition to inclusion in the FTSE 100 index, be included in the AEX-Index and to continue to be included in the STOXX Europe 600 index and other relevant pan-European indices;

•
The Unilever Group will continue to report its earnings and declare dividends in Euros, with dividends paid in Euros, pound sterling or U.S. dollars — there will be no change to its policy of seeking to pay an attractive, growing and sustainable dividend (although for some categories of N.V. Shareholders and N.V. NYRS Holders, there may be some differences in the ongoing tax consequences of holding interests in New PLC Shares or New PLC ADSs rather than N.V. Shares or N.V. NYRSs, depending on the shareholder’s own tax position and the way in which the shares are held);

•
Financial results for the Unilever Group will continue to be presented in euros, with supplemental financial information presented in euros and U.S. dollars;

•
The exchange of Unilever N.V. Shares or Unilever N.V. NYRSs for New PLC Shares or New PLC ADSs is not expected to be a taxable event for shareholders resident in The Netherlands, the United Kingdom or the United States;

•
No Dutch dividend withholding tax will be required to be deducted from dividends paid by Unilever PLC; and

•
Unilever PLC will continue to be subject to the UK Takeover Code, the FCA Listing Rules for premium listed companies and, following Unification, will also be subject to the Dutch Listing Rules.

Following the move to a single parent legal structure, Unilever’s strong presence in both The Netherlands and the United Kingdom will remain unchanged. There will be no change to the operations, locations, activities or staffing levels in either the United Kingdom or The Netherlands as a result of Unification.
There will also be no changes to the manufacture and supply of Unilever products in The Netherlands or the United Kingdom as a result of Unification. Unilever is very proud of its Anglo-Dutch heritage and has significantly strengthened its presence in The Netherlands in recent years. Unilever has engaged with the Dutch government ahead of the announcement of Unification and confirmed that its commitment to The Netherlands will not change as a result of Unification. For example, the headquarters of Unilever’s Foods & Refreshment Division, which was created in 2018, and is around 40% of Unilever by turnover, will continue to be based in Rotterdam, along with the €85 million Research & Development center in Wageningen, which opened in 2019. The Dutch government has welcomed Unilever’s engagement and Unilever has agreed that this will continue.
Agri-foods is an important sector in The Netherlands. With the flexibility that Unification provides, the Dutch government has also asked for reassurance that if Unilever should ever choose to list the Foods & Refreshment Division as an independent company, it would be incorporated and listed in The Netherlands. The Netherlands is an attractive headquarter location for business and, provided it continues to be such, Unilever is comfortable to make these commitments given the Division’s already strong Dutch presence.
There will be no significant changes to Unilever’s footprint in the United Kingdom as a result of Unification, in either jobs or investment. The Home Care and Beauty & Personal Care Divisions will continue to be headquartered in the United Kingdom, as they are currently.
The following will not change as a result of Unification:
•
Unilever’s multi-stakeholder approach and its vision of a purpose-led, future-fit business model driving superior performance;

•
Unilever’s business locations. The headquarters of its Foods & Refreshment Division will continue to be based in Rotterdam, alongside the new €85 million R&D center in Wageningen, whilst the headquarters of its Beauty & Personal Care and Home Care Divisions will continue to be based in London;

•
Unilever’s investment in The Netherlands and the United Kingdom;

•
Unilever’s employment of around 2,500 people in The Netherlands and 6,000 people in the United Kingdom;

•
The existing arrangements for the supervisory board of Unilever’s Dutch subsidiary operations;

•
The manufacture and supply of Unilever products in The Netherlands and the United Kingdom; and

•
Future Unilever European bond issuances having their primary listing in Amsterdam.

Furthermore, reflecting Unilever’s ongoing commitment to The Netherlands:
•
Unilever will further consolidate its procurement function in Europe by moving certain roles to its European supply chain HQ in Rotterdam; and

•
Unilever has agreed to explore opportunities with the Dutch government to encourage R&D and innovation in plant-based foods, sustainability, food systems resilience and nutrition.

Summary of the Unification proposals
If Unification becomes effective, Unilever PLC will become the single parent company of the Unilever Group, with existing Unilever PLC Shareholders, PLC ADS Holders, Unilever N.V. Shareholders and Unilever N.V. NYRS Holders owning shares (or interests representing shares) in Unilever PLC.
The shares in the capital of Unilever PLC (including New PLC Shares represented by New PLC ADSs) that Unilever N.V. Ordinary Shareholders and Unilever N.V. NYRS Holders will be entitled to receive, being the New PLC Shares, would represent an economic interest in the Unilever Group equivalent to their economic interest in Unilever N.V. immediately prior to the implementation of Unification. This reflects the 1:1 equalization ratio set out in the Equalisation Agreement.
Subject to satisfaction or waiver of the Unification Conditions, Unification will be implemented through the Cross-Border Merger, as a result of which on the CBM Effective Date: (i) Unilever PLC will acquire all of the assets, liabilities and legal relationships of Unilever N.V. by universal succession of title; (ii) Unilever N.V. will be dissolved without going into liquidation and cease to exist; and (iii) PLC will issue and allot shares in its capital to former Unilever N.V. Ordinary Shareholders and Unilever N.V. NYRSs Holders (and procure the issue of PLC ADSs representing Unilever PLC Shares) in accordance with the CBM Exchange Ratio.
As part of the preparations for Unification, the Unilever Group will implement an internal reorganization of certain assets and liabilities prior to the CBM Effective Date. This reorganization will include: (i) a Dutch statutory demerger of Unilever N.V.’s listed bonds and related intra-group receivables; (ii) a Dutch statutory demerger of all intellectual property and trademarks and certain related assets and liabilities held by Unilever N.V. as described below (the “Dutch IP Demerger”); (iii) a contribution of certain or all of Unilever N.V.’s directly held subsidiaries and other assets and liabilities of Unilever N.V.; and (iv) a Dutch statutory demerger of certain pensions liabilities, all of which will result in such assets, liabilities and subsidiaries being held by wholly-owned subsidiaries of Unilever N.V. incorporated in the Netherlands. Following the implementation of Unification, all of the shares in these subsidiaries will be directly or indirectly owned by Unilever PLC.
Unification will require new intra-group arrangements to be put in place in respect of intellectual property among Unilever Group companies in respect of the intellectual property rights jointly owned by Unilever PLC and Unilever N.V. as these are currently provided for in the Foundation Agreements, which will come to an end upon implementation of Unification (as Unilever N.V. will cease to exist). As part of the preparations for Unification, intellectual property rights held by Unilever PLC will be transferred to a wholly-owned subsidiary of Unilever PLC incorporated in the UK and Unilever N.V. will implement the Dutch

IP Demerger under which intellectual property rights held by Unilever N.V. will be demerged to a wholly-owned subsidiary of Unilever N.V., which will be incorporated in The Netherlands upon the demerger (“NL IP Sub”). New intra-group licensing and related arrangements will then be put in place.
As part of the new arrangements, Unilever also intends to carry out a further reorganization involving certain Foods and Refreshment related intellectual property, owned by Unilever Group companies in the United Kingdom, being swapped with certain non-Foods and Refreshment intellectual property, which will be owned by NL IP Sub following the Dutch IP Demerger. If implemented as intended, the reorganization is expected to be tax-neutral, and is subject to reaching satisfactory agreements with the Dutch and United Kingdom tax authorities, including in relation to the ongoing United Kingdom tax audit.
The full version of the demerger proposal of Unilever N.V. (including any annexes thereto) is available on Unilever’s website at www.unilever.com/unification/documents.
The following diagrams illustrate in simplified terms: (i) the existing dual-parent structure of the Unilever Group immediately prior to Unification; and (ii) the expected structure of the Unilever Group following the implementation of Unification.
Simplified pre-Unification Structure

Summary post-Unification Structure
Upon implementation of Unification, the N.V. Ordinary Shares will be delisted from Euronext in Amsterdam and the N.V. NYRSs will be delisted from the NYSE.
After Unification, the Unilever PLC Shares will continue to be admitted to the premium listing segment of the official list of the FCA (“UK Official List”) and to trading on the LSE’s Main Market. Unilever PLC intends to apply for an additional admission to trading and listing of the Unilever PLC Shares on Euronext in Amsterdam.
As the parties to the Foundation Agreements are Unilever PLC and Unilever N.V., and Unification will result in the Unilever Group being unified under Unilever PLC with Unilever N.V. ceasing to exist, the Foundation Agreements will have no further effect and will come to an end on implementation of Unification.
Corporate Governance
Over the past 15 years, the Unilever Group has taken major steps to be at the forefront of good corporate governance.
Following a public offer and a subsequent squeeze out procedure in 2018, all of the preference shares of Unilever N.V. were cancelled in 2019. Furthermore, with the agreement of the Unilever N.V. Trust Office board and a meeting of Depositary Receipt holders, the Unilever N.V. depositary receipt structure has been terminated (save for a limited number of depositary receipts which remain outstanding in respect of which the bearer certificates have not been handed in). Completion of the process to dissolve the Unilever N.V. Trust Office will take place in 2021 (but not before June 27, 2021). Based on the number of N.V. Shares held by the N.V. Trust Office and the number of Unilever PLC Shares, N.V. Shares and N.V. NYRSs in issue as of August 4, 2020 (and subject to any rights exercised under the withdrawal mechanism provided for Withdrawing Shareholders and excluding N.V. Shares and N.V. NYRSs held in treasury), the N.V. Trust Office is expected to hold Unilever PLC Shares representing approximately 0.01% of the voting rights in the Company immediately following Unification.

A single shareholder constituency
With the move to a single parent company, Unification will deliver one market capitalization, one class of shares and one global pool of liquidity. Shareholders will share exactly the same legal, ownership, dividend, governance and capital distribution rights in a single parent company.
Continuing with existing corporate governance features
The Unilever Group will continue to apply its existing corporate governance principles following Unification, including:
•
applying the UK Corporate Governance Code;

•
applying the Governance of Unilever, subject to amendments to reflect the new single-parent company structure;

•
applying Dutch, US and UK Listing Rules (including the UK rules for premium listed companies providing related party and material transaction safeguards);

•
a unitary board structure with a diverse range of experience;

•
a separate Chairman and Chief Executive Officer;

•
every director on the Board of Unilever PLC being subject to re-election every year;

•
limiting the disapplication of pre-emption rights to 5% for general corporate purposes and an additional 5% in connection with an acquisition or specified capital investment;

•
applying advisory votes on the Directors’ Remuneration Report every year and binding votes on the Directors’ Remuneration Policy at least every three years; and

•
as has long been Unilever’s practice, not directing the unexercised votes of PLC ADSs.

Management of the Unilever Group
At present, Unilever PLC and Unilever N.V. are managed on a unified basis. The boards of directors of Unilever PLC and Unilever N.V. are identical in their composition. The Boards currently comprise the chairman, two executive directors and nine independent non-executive directors, who bring a wide range of skills and experience to the Boards.
Unification will not result in any changes to the composition of the Unilever PLC Directors. After implementation of Unification, Unilever PLC will also continue to hold annual elections of all Unilever PLC Directors, approved by a simple majority of those voting at the relevant meeting.
The Unification Agreement and Unification Conditions
Unilever PLC and Unilever N.V. entered into the Unification Agreement on August 10, 2020. The Unification Agreement sets out certain mutual commitments in relation to Unification. Under the terms of the Unification Agreement, Unilever PLC and Unilever N.V. have agreed to co-operate and use their reasonable endeavours to implement Unification.
Conditions and clearances
The implementation of Unification is conditional on the satisfaction or waiver by Unilever PLC and Unilever N.V. of the following conditions (collectively, the “Unification Conditions”):
(a)
the resolution to approve Unification, having been adopted by the requisite majority at the Unilever N.V. EGM;

(b)
the approval of the resolution to adopt the Amended Unilever N.V. Articles at the Unilever N.V. EGM;

(c)
the approval of the resolution to effect the Cross-Border Merger by the meeting of holders of N.V. Shares and N.V. NYRSs and the meeting of holders of N.V. Special Shares required pursuant to Dutch law;

(d)
the approval of the Cross-Border Merger by the requisite majority of Unilever PLC Shareholders at the Unilever PLC Court Meeting and the passing of the Unilever PLC Special Resolution by the requisite majority of Unilever PLC Shareholders at the Unilever PLC General Meeting;

(e)
a Dutch notary selected by Unilever N.V. and Unilever PLC issuing the pre-merger compliance certificate and delivering it to Unilever N.V. and Unilever PLC, such certificate being the pre-merger scrutiny certificate pursuant to the Dutch Civil Code;

(f)
the UK High Court certifying that Unilever PLC has completed the pre-merger requirements under the UK Cross-Border Mergers Regulations;

(g)
the UK High Court approving the completion of the Cross-Border Merger;

(h)
a Prospectus having been approved by the FCA as having been drawn up in accordance with the relevant provisions of the Prospectus Regulation and duly passported to The Netherlands in respect of the admission to trading and listing of the Unilever PLC Shares (including the New PLC Shares) on Euronext in Amsterdam;

(i)
the FCA having acknowledged (and such acknowledgement not having been withdrawn) that the application for admission of the New PLC Shares to listing on the premium segment of the Official List has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject) will become effective;

(j)
the LSE having acknowledged (and such acknowledgement not having been withdrawn) that the New PLC Shares will be admitted to trading on the LSE’s Main Market for listed securities;

(k)
Euronext Amsterdam having approved (and such approval having not been withdrawn) admission of the Unilever PLC Shares to trading on Euronext in Amsterdam;

(l)
the New PLC Shares having been accepted for book-entry transfers by Euroclear Nederland on or prior to the admission of the Unilever PLC Shares to trading on Euronext in Amsterdam;

(m)
the Form F-6 having become effective under the U.S. Securities Act and, immediately prior to the CBM Effective Date, not being the subject of any stop order or proceeding seeking a stop order;

(n)
the New PLC ADSs having been authorised for listing and trading on the NYSE, upon official notice of allotment;

(o)
each of the Clearances having been received (and not revoked) on terms satisfactory to Unilever PLC and Unilever N.V.; and

(p)
no law or order prohibiting, or pending lawsuit seeking to prohibit, the Cross-Border Merger having been issued or filed by any competent US, European Union, Netherlands, or UK governmental authority.

Unification is also conditional on there being no other fact, matter or circumstances which Unilever N.V. and Unilever PLC consider may or may be reasonably likely to prevent, delay, hinder or otherwise adversely affect Unification under Unilever PLC or the willingness of Unilever PLC to pursue Unification as contemplated, including where, in the Boards’ view, proceeding with Unification would not be in the best interests of Unilever, its shareholders and other stakeholders as a whole.
If any of the conditions to Unification are not satisfied or waived in accordance with their terms, Unilever PLC and Unilever N.V. will make such announcements as necessary in accordance with their respective regulatory obligations.
In the event that, for any reason, Unification is not completed, the existing dual-parent structure will remain in place.

Other commitments
Under the Unification Agreement, among other things:
(a)
Unilever N.V. will cause the Unilever N.V. EGM to be convened on due notice and Unilever PLC will cause the Unilever PLC Meetings to be convened on due notice;

(b)
Unilever N.V. and Unilever PLC will take all steps necessary to implement the Cross-Border Merger and take all steps reasonably required to be taken in respect of the issue of New PLC Shares (including the New PLC Shares represented by New PLC ADSs) pursuant to the Cross-Border Merger (subject to any provisions of the Common Draft Terms of Merger relating to Unilever N.V. Overseas Shareholders);

(c)
Unilever PLC will take all steps reasonably required to be taken in respect of the applications for Admission;

(d)
Unilever PLC will prepare and submit to the NYSE a supplemental listing application covering the New PLC ADSs being issued and allotted on Unification to the NYSE in order for such New PLC ADSs to be approved for listing, subject to notice of issuance or allotment and for trading on the NYSE at or prior to the CBM Effective Date;

(e)
Unilever PLC will carry out a repurchase of the Unilever PLC Deferred Shares;

(f)
Unilever N.V. will carry out a repurchase of all Unilever N.V. Special Shares;

(g)
Unilever N.V. has undertaken to resolve to procure that Unilever PLC will settle the Cash Compensation for the Unilever N.V. Exit Shares and Unilever PLC has undertaken to do so; and

(h)
upon implementation of Unification, the Unilever PLC Directors will comprise the same members as the Boards immediately prior to Unification and the governance of Unilever PLC will be as set out in the Amended Unilever PLC Articles.

The Cross-Border Merger
Description of the Cross-Border Merger
Process
Unification will be implemented by means of a cross-border merger which will be carried out as a “merger by absorption” in accordance with the Dutch Civil Code (for Dutch law purposes) and the UK Cross-Border Mergers Regulations (for English law purposes). There are several principal steps to effect the Cross-Border Merger:
(a)
Unilever N.V. Shareholders will meet and vote at the Unilever N.V. EGM.

(b)
Unilever PLC Shareholders will meet and vote at the Unilever PLC Meetings.

(c)
A Dutch notary selected by Unilever N.V. and Unilever PLC will certify that the pre-merger steps required under the Dutch Civil Code have been completed as regards Unilever N.V. and the UK High Court will hold a hearing to certify that pre-merger steps under the UK Cross-Border Mergers Regulations have been completed by Unilever PLC.

(d)
The UK High Court will hold a final approval hearing, which is currently expected to be held on October 30, 2020 at the Business and Property Courts, The Rolls Building, Fetter Lane, London EC4A 1NL, following a joint application by both Unilever PLC and Unilever N.V. The time of the hearing will be set out the day before the hearing on HM Courts & Tribunal Service’s website, and the shareholders of both companies have the opportunity to attend and to be heard at this hearing.

(e)
If all of the closing conditions are satisfied or waived, the Cross-Border Merger will be effected, which is currently expected to be on November 22, 2020.

Implementation of the Cross-Border Merger must take place before the end of the transition period for the United Kingdom’s withdrawal from the European Union, which is currently scheduled to end on December, 31, 2020. If the Cross-Border Merger is not implemented prior to the end of such transition period, and the UK Cross-Border Mergers Regulations are repealed as anticipated, Unification would not proceed through such route.
Effect of the Cross-Border Merger
The Cross-Border Merger will result in:
(a)
Unilever PLC acquiring all the assets, liabilities and legal relationships of Unilever N.V. by universal succession of title;

(b)
Unilever N.V. being dissolved without going into liquidation and ceasing to exist; and

(c)
Unilever PLC issuing and allotting: (i) New PLC Shares to the Unilever N.V. Ordinary Shareholders and those Registered N.V. NYRS Holders who have not elected to receive New PLC Shares represented by New PLC ADSs; and (ii) New PLC Shares (represented by New PLC ADSs) to Indirect N.V. NYRS Holders and those Registered N.V. NYRS Holders who have elected to receive New PLC Shares represented by New PLC ADSs, at the CBM Exchange Ratio, in each case in accordance with the Common Draft Terms of Merger.
The Cross-Border Merger is conditional upon the Unification Conditions having been satisfied or waived.
Under the Unification Agreement, Unilever PLC and Unilever N.V. have undertaken to procure that all steps reasonably required to be taken in relation to the Cross-Border Merger will be taken.
Creditors
As part of the preparations for Unification, the Unilever Group will transfer or contribute certain assets and liabilities of Unilever N.V. to wholly owned subsidiaries of Unilever N.V. prior to the CBM Effective Date.
Unilever N.V. will cease to exist by operation of law under the Cross-Border Merger. As a result, the Foundation Agreements will come to an end and a number of statutory parent company guarantee arrangements provided by Unilever N.V. to its relevant Dutch subsidiaries will terminate upon or pursuant to the implementation of Unification. Therefore, Unilever PLC will enter into arrangements in place of these statutory parent company guarantee arrangements before the CBM Effective Date.
All assets and liabilities of Unilever N.V. at the CBM Effective Date, including financial indebtedness of Unilever N.V. and guarantees given by Unilever N.V. in respect of financial indebtedness, will be assumed by Unilever PLC with effect from implementation of Unification.
Proposed exit tax
On July 10, 2020, a member of the Dutch House of Representatives for GroenLinks (a Dutch opposition party), introduced a private member’s bill which would seek to impose an exit tax on certain types of transactions where, effectively, a company which is tax resident in the Netherlands and with consolidated net revenues of at least €750 million moves to a “qualifying state”. The transactions covered by the proposed bill would include a cross-border merger involving an N.V. as the transferring company merging into a company in a “qualifying state” (such as Unification), as well as a Dutch tender offer for shares in an N.V. whereby a company which is tax resident in a “qualifying state” acquires more than 50% of the voting rights in that N.V. A “qualifying state” includes one which does not have a dividend withholding tax which is “comparable” with that of the Netherlands. The term “comparable” is not defined precisely, but the United Kingdom would be a “qualifying state” as it does not currently have a dividend withholding tax regime.
The proposed bill purports to have retroactive effect and seeks to tax transactions completed after 12:00 p.m. on July 10, 2020, regardless of whether they were announced before that time and regardless of when the bill may be enacted. The proposed exit tax is not limited in its application to transactions with a tax avoidance motive but would also extend to those where there are bona fide commercial reasons.
Under the bill as proposed, the exit tax for listed companies is expected to be calculated as 15% of the market capitalization of the exiting company at the time of the relevant exit transaction, less the amount of its paid-up share capital recognised for tax purposes (and subject to certain technical exemptions). In Unilever N.V.’s case, this would amount to a potential exit tax charge of some €11 billion (based on the closing price of an N.V. Share and N.V. NYRS on August 4, 2020). The tax would be assessed and payable in full immediately upon exit but may be deferred, subject to certain conditions. The tax liability which has been deferred (the “Deferred Exit Tax Liability”) would reduce over time to the extent that the acquiring company: (i) subsequently distributes reserves on the shares issued to the former Dutch company’s shareholders; and (ii) pays an amount to the Dutch revenue which equals the Dutch withholding tax that would have been payable by the acquiring company in respect of such distribution, had the acquiring company been tax resident in the Netherlands (the “Deemed Withholding Tax”).
However, the acquiring company may have no legal basis under its own domestic law to permit it to withhold the Deemed Withholding Tax from distributions paid to its shareholders. In such circumstances, and as would apply currently to Unilever PLC, the acquiring company would be required to pay distributions gross to all shareholders but, because of the way the bill is drafted, certain shareholders would nevertheless be entitled to a credit or refund from the Dutch Revenue in respect of the Deemed Withholding Tax. As a result, the acquiring company would bear the cost of any Deemed Withholding Tax paid to the Dutch Revenue in order to offset against the Deferred Exit Tax Liability.
The precise timing and procedure for passage of the bill through the Dutch Parliament is unclear at present, but for it to be enacted it would need to be approved first by the Dutch House of Representatives (Tweede Kamer) and then by the Dutch Senate (Eerste Kamer), each by a simple majority. Before the Dutch House of Representatives can debate the bill, the Dutch Council of State (Raad van State) will first issue independent advice, including as to the legality of the bill under Dutch constitutional, EU and other supranational laws. The Dutch Council of State is an independent constitutional body whose advice is non-binding but will be made public if the bill is to be debated.
The Boards have received legal advice that, if enacted in its current form, application of the bill to the Unification proposal would be in manifest breach of the obligations which the Dutch State has assumed under international law including under EU law, the Dutch UK Tax Treaty and the Convention for the Protection of Human Rights and Fundamental Freedoms. Nevertheless, if the bill were enacted in its present form and applied to Unification, the Boards believe that proceeding with Unification, if it resulted in an exit tax charge of some €11 billion, would not be in the best interests of Unilever, its shareholders and other stakeholders as a whole.
The bill may be subject to amendment during the parliamentary process and it is not clear when, or indeed if at all, the bill may be enacted, or in what form. Accordingly, the ultimate effect of the bill on the proposed Unification is not clear at present. The Boards intend to proceed with their proposals provided that Unification, in the Boards’ view, remains in the best interests of Unilever, its shareholders and other stakeholders as a whole.
As the situation develops, the Boards will continue to assess all options available and will update Shareholders as appropriate.
Recent Developments
COVID-19
The COVID-19 pandemic has increased certain of the existing risks to the Unilever Group’s business and the longer-term impacts on the Unilever Group will depend on the length and severity of the COVID-19 pandemic. The impact of the COVID-19 pandemic on Unilever’s business going forward will depend on a range of factors, including the duration and scope of the pandemic, the geographies impacted, the impact of the pandemic on economic activity and the nature and severity of measures adopted by governments, including restrictions on business operations, travel, mandates to avoid large gathering and orders to self-quarantine or shelter in place.
Global Tea review
In January, Unilever announced a strategic review of its global tea business, which includes leading brands such as Lipton, Brooke Bond and PG Tips.
This review has assessed a full range of options. Unilever will retain the tea business in India and Indonesia and the partnership interests in the ready-to-drink tea joint ventures.
The balance of Unilever’s tea brands and geographies and all tea estates have an exciting future, and the review has concluded that the tea business can best achieve its potential as a separate entity. A process will now begin to implement the separation, which is expected to conclude by the end of 2021.
The tea business that will be separated generated revenues of €2 billion in 2019.
Legal Proceedings
The Group is involved from time to time in legal and arbitration proceedings arising in the ordinary course of business.
As previously disclosed, along with other consumer products companies and retail customers, Unilever is involved in a number of ongoing investigations by national competition authorities. These proceedings and investigations are at various stages and concern a variety of product markets. Where specific issues arise, provisions are made to the extent appropriate.
In many markets, there is a high degree of complexity involved in the local tax regimes.
Brazil
During 2004, and in common with many other businesses operating in Brazil, one of our Brazilian subsidiaries received a notice of infringement from the Federal Revenue Service in respect of indirect taxes. The notice alleges that a 2001 reorganization of our local corporate structure was undertaken without a valid business purpose. The 2001 reorganization was comparable with restructurings done by many companies in Brazil. The original dispute was resolved in the courts in the Group’s favor. However, in 2013 a new assessment was raised in respect of a similar matter. Additionally, during the course of 2014, and again in December 2017, 2018 and 2019, other notices of infringement were issued based on the same grounds argued in the previous assessments. The total amount of the tax assessments in respect of this matter as at December 31, 2019 was €2,235 million (2018: €2,032 million). The judicial process in Brazil is likely to take a number of years to conclude.
The Group believes that the likelihood that the tax authorities will ultimately prevail is low, however there can be no guarantee of success in court.
United Kingdom
In 2019, a tax assessment was issued in connection with United Kingdom tax audit that commenced in 2015. The total amount of the tax assessment in respect of this matter is €141 million. The United Kingdom tax authorities are reviewing the allocation of taxable income related to intangible assets and centralised services as between Unilever N.V. and Unilever PLC, and whether Unilever N.V. has a permanent establishment in the United Kingdom. These arrangements have been in place and consistently applied by Unilever for many years and have been previously reviewed and accepted by the United Kingdom tax authorities. The period of review is for the years from 2011 to 2018, and the €141 million tax assessment is in respect of an alleged Unilever N.V. permanent establishment in the United Kingdom for 2015. Unilever strongly disagrees with the positions taken by the United Kingdom tax authorities and believes that the positions as filed in United Kingdom tax returns are in accordance with the tax legislation. Given the potential impact of any adjustment on the allocation of taxable income between Unilever N.V. and Unilever

PLC, with potential consequential effects for Dutch taxable income, Unilever has filed a protective Mutual Agreement Procedure with the Dutch and United Kingdom authorities.
Discussions with the United Kingdom tax authorities are ongoing and there is recognition that significant further work is required before any further tax assessments can be issued and that the issues raised overlap in whole or part and therefore require a sequenced resolution. On the basis of the tax assessment issued the maximum exposure could be up to €600 million.

UNILEVER CAPITAL CORPORATION
UCC was incorporated under the laws of the State of Delaware on October 7, 1982 for the sole purpose of issuing and selling debt securities and making the net proceeds of such issues available to companies in the Unilever Group. All the common stock of UCC is owned by UNUS. Its registered office is at 1209 Orange Street, Wilmington, Delaware 19801. Its principal place of business is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, United States of America (telephone number +1 201 894 7042).
The Directors of UCC are:
Eric Tiziani	Vice President — Finance, Chief Financial Officer and Treasurer
David Schwartz	Vice President and Assistant Secretary
The business address of all Directors is 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. Eric Tiziani and David Schwartz are full-time employees within the Unilever Group. UCC has no subsidiaries.

UNILEVER UNITED STATES, INC.
UNUS was incorporated under the laws of the State of Delaware, United States of America, on August 31, 1977. UNUS has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, United States of America. The principal place of business of UNUS is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, United States of America (telephone number +1 201 894 2829).
UNUS’ principal operating subsidiary, Conopco, Inc., a New York corporation, has three principal product categories — home care products, personal care products and food and refreshment products.
Brands
Home care products include household cleaners, dishwashing, laundry products. Major brands include Seventh Generation, Love & Care, Love Home & Planet, The Laundress and Schmidt’s.
Personal care products include antiperspirants and deodorants, hair and skin care products, as well as soap. Major brands include AXE, Dove, Suave, Lever 2000, Caress, Degree, Pond’s, Vaseline, TIGI (Bed Head, Cat Walk and S-Factor), TRESemmé, Nexxus, Dermalogica, Living Proof, Schmidt’s, Love Beauty & Planet, St. Ives, Simple, Noxzema, Dollar Shave Club and Q-tips cotton swabs.
Food and refreshment products include Lipton teas, Ben & Jerry’s, Breyers, Good-Humor, Klondike, Magnum, Popsicle and Talenti ice creams and frozen novelties; Lipton soups, recipe products and side dishes; Knorr bouillons, gravies, sauces, recipe classics and side dishes; and Hellmann’s (and Best Foods) mayonnaise and dressings.
The Directors of UNUS are:
Fabian Garcia	President
Eric Tiziani	Vice President — Finance, Chief Financial Officer and Treasurer
The business address of all Directors is 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, Fabian Garcia and Eric Tiziani are full-time employees within the Unilever Group.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the guaranteed debt securities for general purposes of the Unilever Group, including, but not limited to, acquisitions and to meet maturities of outstanding borrowings. The guaranteed debt securities will be offered pursuant to the Unilever Group’s policy of diversifying the sources of international capital available to it and the maturities of such capital.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
The guaranteed debt securities will be issued by either UCC or Unilever N.V., as the case may be, under an amended and restated indenture dated as of September 22, 2014 (the “Indenture”) between UCC, Unilever N.V., Unilever PLC, UNUS, and The Bank of New York Mellon, as Trustee. The Indenture does not limit the amount of debt securities that we may issue. We have summarized selected provisions of the Indenture and the guaranteed debt securities below. This summary is not complete. We have filed the form of the Indenture with the SEC as an exhibit to the Registration Statement 333-199023, and you should read the Indenture for provisions that may be important to you.
General
The guaranteed debt securities will rank equally with all other unsecured and unsubordinated debt, unless the prospectus supplement states otherwise. The guarantees of Unilever N.V., Unilever PLC and UNUS, as the case may be, will rank equally with all unsecured and unsubordinated debt of Unilever N.V., Unilever PLC and UNUS, as the case may be, unless the prospectus supplement states otherwise.
The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:
(a)
the issuer of the guaranteed debt securities (either Unilever N.V. or UCC);

(b)
the title of the guaranteed debt securities;

(c)
the total principal amount of the guaranteed debt securities;

(d)
the date or dates on which the principal of and any premium on the guaranteed debt securities will be payable;

(e)
any interest rate (which may be a floating rate), the date from which interest will accrue, interest payment dates and record dates for interest payments;

(f)
whether the guaranteed debt securities shall be subordinated to the Senior Debt of the issuer;

(g)
any provisions that would obligate us to redeem, purchase or repay guaranteed debt securities;

(h)
the denominations in which we will issue the guaranteed debt securities;

(i)
whether payments on the guaranteed debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

(j)
any changes or additions to the events of default or covenants described in this prospectus;

(k)
any terms for the conversion or exchange of the guaranteed debt securities for Ordinary Shares of Unilever N.V. or other securities of Unilever Group companies or any other entity; and

(l)
any other terms of the guaranteed debt securities.

Unless otherwise stated in the related prospectus supplement, the principal of and the premium on, if any, and interest on, if any, registered guaranteed debt securities will be payable and such guaranteed debt securities will be transferable at the corporate trust office in the City of New York of the Trustee, provided that payment of interest, if any, may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. In the case of bearer guaranteed debt securities, principal, premium, if any, and interest, if any, will be payable at such place or places outside the United States designated in the related prospectus supplement. The guarantees are joint, several, full and unconditional.
Unless otherwise indicated in the related prospectus supplement, we will issue the guaranteed debt securities only in fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any transfer or exchange of the guaranteed debt securities, but UCC or Unilever N.V., as the case may be, may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

We may sell the guaranteed debt securities at a discount (which may be substantial) below their stated principal amount. The guaranteed debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.
If we sell any of the guaranteed debt securities for any foreign currency or currency unit or if payments on the guaranteed debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, specific terms and other information relating to those guaranteed debt securities and the foreign currency or currency unit.
Guarantees
If UCC issues the guaranteed debt securities, Unilever N.V., Unilever PLC and UNUS will jointly, severally, fully and unconditionally guarantee the due and punctual payment of the principal of and premium on, if any, and interest on, if any, and the due and punctual payment of the sinking fund or analogous payments, if any, with respect to the guaranteed debt securities when and as they shall become due and payable, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. If Unilever N.V. issues the guaranteed debt securities, UNUS and Unilever PLC will act as guarantors on the same terms.
Interest on Floating Rate Debt Securities
We may issue floating rate debt securities bearing interest based on other interest rates as may be described in the applicable prospectus supplement.
Payment of Additional Amounts
If any deduction or withholding for any present or future taxes, assessments or other governmental charges of the United Kingdom, The Netherlands, or (if the prospectus supplement so states) the United States, including any political subdivision or taxing authority of or in any such jurisdiction (respectively, a “United Kingdom Tax”, a “Netherlands Tax”, or a “United States Tax”) shall at any time be required in respect of any amounts to be paid by the issuer or a guarantor pursuant to the terms of the debt securities, the issuer or the guarantor will pay as additional interest to the holder of a debt security (or to the holder of any coupon appertaining thereto) such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts paid to such holder pursuant to the terms of such guaranteed debt security or such guarantee, after such deduction or withholding, shall be not less than such amounts as would have been received by the holder had no such withholding or deduction been required; provided, however, that (a) amounts with respect to United Kingdom Tax shall be payable only to holders that are not resident in the United Kingdom for purposes of its tax, (b) amounts with respect to Netherlands Tax shall be payable only to holders that are not resident in The Netherlands for purposes of its tax, and (c) amounts with respect to United States Tax shall be payable only to a holder that is, for United States tax purposes, a nonresident alien individual, a foreign corporation, or an estate or trust not subject to tax on a net income basis with respect to income on the debt securities (a “United States Alien”), and provided further, that the issuer or guarantor shall not be required to make any payment of Additional Amounts for or on account of:
(a)
any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United Kingdom, The Netherlands, or the United States (in the case of a United Kingdom Tax, a Netherlands Tax, or a United States Tax, respectively), or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

(b)
any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

(c)
any tax, assessment or other governmental charge which is payable other than by withholding from payments of (or in respect of) principal of, premium, if any, or any interest on, the debt securities or coupons, if any;

(d)
with respect to any United States Tax, any such tax imposed by reason of the holder’s past or present status as a personal holding company, foreign personal holding company or foreign private foundation or similar tax-exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax;

(e)
with respect to any United States Tax, any such Tax imposed by reason of such holder’s past or present status as (i) the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of UCC or UNUS, or (ii) a controlled foreign corporation that is related to UCC or UNUS through stock ownership;

(f)
any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any guaranteed debt security or coupon, if any, if such payment can be made without such withholding by any other paying agent;

(g)
any tax, assessment or other governmental charge which would not have been imposed or withheld if such holder had made a declaration of nonresidence or other similar claim for exemption or presented any applicable form or certificate, upon the making or presentation of which that holder would either have been able to avoid such tax, assessment or charge or to obtain a refund of such tax, assessment or charge, including, with respect to any United States Tax, certification or documentation to the effect that such holder or beneficial owner is a United States Alien and lacks other connections with the United States;

(h)
any tax, assessment or other governmental charge which would not have been imposed but for the presentation of a debt security (where presentation is required) or coupon, if any, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later; or

(i)
any combination of items (a), (b), (c), (d), (e), (f), (g) and (h) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security or coupon to any such holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the debt security or coupon.
Redemption of Debt Securities Under Certain Circumstances
The issuer, and any guarantor, may redeem each series of guaranteed debt securities in whole but not in part at any time (except in the case of guaranteed debt securities that have a variable rate of interest, which may be redeemed on any interest payment date), on giving not less than 30 nor more than 60 days’ notice of such redemption, at a redemption price equal to the principal amount plus accrued interest, if any, to the date fixed for redemption (except in the case of discounted debt securities which may be redeemed at the redemption price specified by the terms of each series of such debt securities), if,
(i)
the issuer or any guarantor of such series of guaranteed debt securities determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom, The Netherlands or the United States (or of any political subdivision or taxing authority of or in any such jurisdiction), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the issue date or such other date specified in the guaranteed debt securities of such series,
(a)
the issuer or the guarantor would be required to pay Additional Amounts (as described under “Payment of Additional Amounts” above) with respect to such series of guaranteed debt securities on the next succeeding interest payment date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the issuer or the applicable guarantor, as the case may be, or

(b)
United Kingdom or Netherlands withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the issuer directly from a guarantor (or any affiliate of the issuer or any guarantor) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the issuer or the guarantor (or any affiliate of the issuer or any guarantor), or

(ii)
the issuer or any guarantor determines, based upon an opinion of independent counsel of recognized standing to the issuer or the applicable guarantor, as the case may be, that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction, in the United Kingdom, The Netherlands or the United States (or of any political subdivision or taxing authority of or in any such jurisdiction) (whether or not such action was taken or brought with respect to the issuer or the applicable guarantor), which action is taken or brought on or after the issue date or such other date specified in the guaranteed debt securities of such series, there is a substantial probability that the circumstances described in clause (i)(a) or (i)(b) would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the issuer or the applicable guarantor would be obligated to pay such Additional Amounts. The issuer or the guarantor, as the case may be, will also pay to each holder, or make available for payment to each such holder, on the redemption date any Additional Amounts resulting from the payment of such redemption price.

Prior to the publication of any notice of redemption pursuant to this provision, the issuer or the applicable guarantor shall deliver to the Trustee (i) a certificate signed by a duly authorized officer of UCC or Unilever N.V., as the case may be, or the applicable guarantor stating that it is entitled to effect a redemption described in clause (i) of the preceding paragraph and setting forth a statement of facts showing that the conditions precedent of the right so to redeem have occurred or (ii) an opinion of independent legal counsel of recognized standing to the effect that the conditions specified in clause (ii) of the preceding paragraph have been satisfied. Such notice, once delivered to the Trustee, will be irrevocable.
Limitation on Liens
The Indenture provides that Unilever N.V. and Unilever PLC will not, nor will they permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee any indebtedness for money borrowed (“debt”) secured by a mortgage, security interest, pledge, lien or other encumbrance (a “mortgage” or “mortgages”) on any Principal Property (as defined below) or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance, assumption or guarantee of any debt that the guarantees shall be secured equally and ratably with (or prior to) the debt. These restrictions, however, shall not apply to debt secured by (and there shall be excluded from debt in any computation under this limitation):
(i)
mortgages on property, shares of stock or indebtedness of any corporation, which mortgages are existing at the time such corporation becomes a Restricted Subsidiary;

(ii)
mortgages on property, which mortgages are existing at the time of the acquisition of such property, and certain mortgages on property to finance the acquisition thereof;

(iii)
mortgages on property to secure debt incurred to finance all or part of the cost of construction, alteration, or repair of, or improvements to, all or any part of such property;

(iv)
mortgages securing debt owing to any guarantor or any Restricted Subsidiary by any Restricted Subsidiary or any guarantor;

(v)
mortgages on assets held by banks to secure amounts due to such banks in the ordinary course of business and certain statutory and other mortgages incurred in the ordinary course of business or imposed by law;

(vi)
mortgages on property in favor of the United Kingdom, Canada, the United States or The Netherlands or any political subdivision of any thereof, or any department, agency or other instrumentality of any thereof, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute;

(vii)
mortgages existing at the date of the execution of the Indenture;

(viii)
mortgages incurred in connection with engaging in leveraged or single investor lease transactions;

(ix)
mortgages on property, shares of stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated or amalgamated with Unilever N.V., Unilever PLC or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Unilever N.V., Unilever PLC or a Restricted Subsidiary;

(x)
mortgages on property incurred or assumed in connection with the issuance of revenue bonds, the interest on which is exempt from United States Federal income taxation pursuant to Section 103 of the United States Internal Revenue Code, as amended from time to time; and

(xi)
extensions, renewals or replacements (or successive extensions, renewals or replacements) in whole or in part of any mortgage referred to in the foregoing clauses (i) through (x) inclusive.

Notwithstanding the foregoing, Unilever N.V. and Unilever PLC may, and they may permit a Restricted Subsidiary to, issue, assume or guarantee debt secured by mortgages not excepted in the foregoing clauses (i) through (xi) inclusive without equally and ratably securing the guarantees; provided, however, that the aggregate principal amount of all such debt then outstanding, plus the principal amount of such debt then being issued, assumed or guaranteed, and the aggregate amount of the Attributable Debt (as defined below) in respect of sale and leaseback transactions (with the exception of Attributable Debt which is excluded pursuant to clauses (i) through (iv) inclusive described under “Limitations on Sales and Leasebacks” below), shall not exceed 10% of Capital Employed (as defined below).
Limitations on Sales and Leasebacks
The Indenture provides that Unilever N.V. and Unilever PLC will not, and will not permit any Restricted Subsidiary to, enter into any transaction with any person for the leasing by Unilever N.V. or Unilever PLC or a Restricted Subsidiary of any Principal Property, the acquisition or the completion of construction and commencement of full operation, whichever is later, of which has occurred more than 120 days prior thereto, which Principal Property has been or is to be sold or transferred by Unilever N.V. or Unilever PLC or such Restricted Subsidiary to that person in contemplation of such leasing unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such transactions plus all debt secured by mortgages on Principal Properties (with the exception of debt which is excluded pursuant to clauses (i) through (xi) inclusive described under “Limitation on Liens” above) would not exceed 10% of Capital Employed. This covenant shall not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction or under “Limitation on Liens” above, Attributable Debt with respect to any sale and leaseback transaction if:
(i)
the lease in such sale and leaseback transaction is for a term of not more than three years;

(ii)
Unilever N.V., Unilever PLC or the relevant Restricted Subsidiary, as the case may be, shall apply or cause to be applied an amount in cash equal to the greater of the net proceeds of such sale or transfer or the fair value (as determined by the Board of Directors of Unilever N.V. and Unilever PLC) of such Principal Property to the retirement (other than any mandatory retirement or by way of payment at maturity), within 120 days of the effective date of any such arrangement, of debt of Unilever N.V., Unilever PLC or Restricted Subsidiaries (other than debt owed by any Subsidiary), which by its terms matures more than 12 months after the date of the creation of such debt, or shall apply such proceeds to investment in other Principal Properties within a period not exceeding 12 months prior or subsequent to any such arrangement;
(iii)
such sale and leaseback transaction is entered into between any guarantor and a Restricted Subsidiary or between Restricted Subsidiaries or between guarantors; or

(iv)
Unilever N.V., Unilever PLC or a Restricted Subsidiary would be entitled to incur a mortgage on such Principal Property pursuant to clauses (i) through (xi) inclusive described under “Limitation on Liens” above, securing debt without equally and ratably securing the guarantees.

Subordination of Debt Securities
The prospectus supplement for any applicable series of guaranteed debt securities will provide that the guaranteed debt securities of such series will be expressly subordinate and subject in right of payment to the prior payment in full of all Senior Debt (as defined below) of the issuer of such series (whether Unilever N.V. or UCC), and the obligations of each guarantor of such series evidenced by the guarantees will be expressly subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the guarantor.
In the event and during the continuation of any default in the payment of any Senior Debt of the issuer continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt (unless and until such event shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities may be made by the issuer pursuant to the subordinated debt securities.
In the event and during the continuation of any default in the payment of any Senior Debt of any guarantor continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt (unless and until such event shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities may be made by the guarantor pursuant to its guarantee with respect thereto.
Upon any payment or distribution of the assets of the issuer (Unilever N.V. or UCC, as applicable) or the assets of any guarantor to creditors upon dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings for the issuer or the guarantor, the holders of the Senior Debt of the issuer or the Senior Debt of the guarantor, as the case may be, will be entitled to receive payment in full of all amounts due thereon before any payment is made by the issuer or the guarantor, as the case may be, on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities.
By reason of such subordination, in the event of the insolvency of the issuer (Unilever N.V. or UCC, as applicable) or any guarantor, holders of the subordinated debt securities may recover less, ratably, and holders of Senior Debt may recover more, ratably, than other creditors of the issuer or creditors of any guarantor.
The term “Senior Debt,” when used with reference to the issuer or any guarantor, will be defined in the Indenture to mean the principal of, premium, if any, and interest, if any, which is due and payable on:
(a)
all indebtedness of the issuer or all indebtedness of the guarantor, as the case may be (other than the subordinated debt securities or the guarantees), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, which

(i)
is for money borrowed,

(ii)
is evidenced by a note, debenture, bond or similar instrument, whether or not for money borrowed,

(iii)
constitutes obligations under any agreement to lease, or any lease of, any real or personal property which are required to be capitalized on the balance sheet of lessee in accordance with generally accepted United Kingdom and Dutch accounting principles applicable in the preparation of the most recent audited financial statements of the issuer or the most recent audited financial statements of the guarantor or made as part of any sale and leaseback transaction to which we are a party or the guarantor is a party, or

(iv)
constitutes purchase money indebtedness;

(b)
any indebtedness of others of the kinds described in the preceding clause (a) for the payment of which the issuer or the guarantor, as the case may be, are responsible or liable as guarantor or otherwise; and

(c)
amendments, renewals, extensions and refundings of any such indebtedness;

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is provided that such indebtedness is subordinate to all other indebtedness of the issuer or the indebtedness of the guarantor, as the case may be, or that such indebtedness is not superior in right of payment to the subordinated debt securities or the guarantees; provided, however, that Senior Debt shall not be deemed to include any obligation of the issuer (Unilever N.V. or UCC, as applicable) or any guarantor to any Subsidiary or to Unilever N.V. or Unilever PLC.
The Indenture does not limit the amount of Senior Debt which the issuer (Unilever N.V. or UCC, as applicable) may issue, or that may be issued by either issuer or any guarantor.
Conversion
The prospectus supplement for each series of guaranteed debt securities will provide whether the securities are convertible and, if so, the conversion price and terms.
Glossary
“Attributable Debt” means, as to any particular lease under which Unilever N.V., Unilever PLC or any Restricted Subsidiary is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted as provided in the Indenture.
“Capital Employed” means the combined capital and reserves, outside interests in group companies, creditors due after more than one year and provisions for liabilities and charges, as shown on our combined consolidated balance sheet as published in the most recent Annual Accounts of Unilever PLC and Unilever N.V. (as defined in the Indenture).
“Principal Property” means any manufacturing or processing plant or warehouse located in the United States, Canada or the United Kingdom, owned or leased by Unilever N.V., Unilever PLC or any Restricted Subsidiary, other than (i) any such property which, in the opinion of the Board of Directors of Unilever N.V. and Unilever PLC, is not of material importance to the total business conducted by Unilever N.V. and Unilever PLC and their Subsidiaries and associated companies, or (ii) any portion of such property which, in the opinion of the Board of Directors of Unilever N.V. and Unilever PLC, is not of material importance to the use or operation of such property.
“Restricted Subsidiary” means any Subsidiary (i) substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States, Canada or the United Kingdom, and (ii) which owns or leases a Principal Property.

“Subsidiary” means any corporation which qualifies to be included as a group company of either Unilever N.V. or Unilever PLC in the combined consolidated balance sheet of Unilever N.V. and Unilever PLC and their respective Subsidiaries as published in the most recent Annual Accounts of Unilever PLC and Unilever N.V.
Modification of the Indenture
UCC, Unilever N.V., Unilever PLC, UNUS and the Trustee may modify and amend the Indenture, with the consent of the holders of not less than 66 2∕3% in aggregate principal amount of the outstanding securities of all series under the Indenture which are affected by the modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each such outstanding security of any series affected thereby, among other things:
(a)
change the stated maturity date of the principal of or any installment of interest on such security;

(b)
reduce the principal amount of, or the rate or rates of any interest on, any such security or any premium payable upon the redemption thereof or any sinking fund or analogous payment with respect thereto, or reduce the amount of the principal of a discounted debt security that would be due and payable upon a declaration of acceleration of the maturity thereof or upon the redemption thereof,

(c)
change the currency of payment of principal of or any premium or interest on any such security;

(d)
impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof;

(e)
reduce the above-stated percentage of holders of securities necessary to modify or amend the Indenture;

(f)
modify the foregoing requirements or reduce the percentage of outstanding securities of any series necessary to waive any past default to less than a majority; or

(g)
change in any manner materially adverse to the interests of the holders of such securities the terms and conditions of the obligations of any guarantor regarding the due and punctual payment of the principal thereof, and premium, if any, and interest, if any, thereon or the sinking fund or analogous payments, if any, with respect to such securities.

UCC, Unilever N.V., Unilever PLC, UNUS and the trustee may also amend the Indenture in certain circumstances without the consent of the holders of the debt securities to evidence the succession of another corporation to UCC, Unilever N.V., Unilever PLC or UNUS, as the case may be, or the replacement of the trustee with respect to the debt securities of one or more series and for certain other purposes.
Events of Default
The following are defined as Events of Default with respect to securities of any series outstanding under the Indenture (unless otherwise stated in the related prospectus supplement):
(a)
failure to pay at maturity the principal of, or premium, if any, on any security of such series outstanding under the Indenture;

(b)
failure to pay any interest or any additional interest on any security of such series outstanding under the Indenture when due continued for 30 days;

(c)
failure to deposit any sinking fund or analogous payment with respect to such series when and as due or beyond any applicable period of grace;

(d)
failure to perform any other covenant of UCC, Unilever N.V., Unilever PLC or UNUS (other than a covenant expressly included in the Indenture solely for the benefit of a series other than such series), continued for 90 days after written notice; and

(e)
certain events in bankruptcy, insolvency or reorganization of UCC, Unilever N.V. or Unilever PLC.

If an Event of Default shall occur and be continuing, the Trustee in its discretion may proceed to protect and enforce its rights and those of the holders of such series of securities. If an Event of Default shall occur and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding securities of such series (or of all affected series in the case of defaults under clauses (d) and (e) above (voting as one class)) may accelerate the maturity of all such outstanding securities of such series by written notice. The holders of not less than a majority in aggregate principal amount of outstanding securities of such series (or of all such affected series in the case of defaults under clauses (d) and (e) above (voting as one class), as the case may be) under the Indenture may waive any past default under the Indenture, except, among other things, a default in the payment of principal, premium, if any, or interest, if any. The holders of not less than a majority in aggregate principal amount of outstanding securities of any series (or of all such affected series in the case of defaults under clauses (d) and (e) above (voting as one class), as the case may be) may rescind a declaration of acceleration of securities of such series but only if all Events of Default have been remedied and all payments due (other than those due as a result of acceleration) have been made. Since each series of guaranteed debt securities will be independent of each other series, a default with respect to one series of guaranteed debt securities will not in itself necessarily result in the acceleration of the maturity of a different series of guaranteed debt securities.
UCC, Unilever N.V., Unilever PLC and UNUS are required to furnish to the Trustee annually a statement as to performance or fulfillment of covenants, agreements or conditions in the Indenture or a statement as to the nature of any default.
Consolidation, Merger and Sale of Assets
UCC, Unilever N.V., Unilever PLC and UNUS may not, without the consent of the holders of any of the securities outstanding under the Indenture, consolidate or amalgamate with, merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation unless:
(i)
the corporation formed by such consolidation or amalgamation or into which UCC, Unilever N.V. or Unilever PLC is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of UCC or Unilever N.V. or Unilever PLC substantially as an entirety (a) shall be, in the case of UCC, a corporation organized and existing under the laws of the United States of America, (b) in the case of Unilever N.V., Unilever PLC or UNUS shall, if not incorporated in the Netherlands, the United Kingdom or the United States of America, respectively, expressly agree to make payments under the Guarantees free of any deduction or withholding for or on account of taxes, levies, imposts and charges of the country of its incorporation (or any political subdivision or taxing authority thereof or therein) in a manner equivalent to the form of Guarantee, subject to the exceptions, if any, contained in such form, and (c) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, in the case of UCC, or either Unilever N.V. or Unilever PLC, as the case may be, the due and punctual payment of the principal of (and premium, if any), any interest on and any other payments with respect to all the Debt Securities and the performance of each covenant set out in the Indenture on the part of UCC or Unilever N.V. or Unilever PLC, as the case may be, to be performed or observed, and, in the case of Unilever N.V. or Unilever PLC, as applicable, the due and punctual performance of the Guarantees; and

(ii)
immediately after giving effect thereto, no Event of Default, and no event which, after giving of notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

(iii)
certain other conditions are met.

Unilever N.V., Unilever PLC or UNUS or any of their respective Subsidiaries may, subject to certain restrictions, assume the obligations of any of UCC or Unilever N.V. as obligor under the securities issued under the Indenture.
Defeasance and Discharge
The Indenture provides that UCC, Unilever N.V., Unilever PLC and UNUS, at the option of UCC, Unilever N.V., Unilever PLC or UNUS, as the case may be:

(a)
will be discharged from any and all obligations in respect of any series of guaranteed debt securities and the guarantees relating to such series (except for certain obligations to register the transfer or exchange of guaranteed debt securities of such series, replace stolen, lost or mutilated guaranteed debt securities of such series and maintain paying agencies), or

(b)
need not comply with certain restrictive covenants of the Indenture (including those described under “Limitation on Liens” and “Limitations on Sales and Leasebacks” above),

if in each case, UCC or Unilever N.V., as the case may be, irrevocably deposits with the Trustee, in trust, (i) in the case of guaranteed debt securities of such series denominated in U.S. dollars, money and/or U.S. government obligations or (ii) in the case of guaranteed debt securities of such series denominated in a foreign currency (other than a basket currency, as defined in the Indenture), money and/or foreign government securities in the same foreign currency, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount in cash sufficient to pay all the principal of (including any mandatory sinking fund or analogous payments), and any premium and interest on, the guaranteed debt securities of such series not later than one day before the dates such payments are due in accordance with the terms of the guaranteed debt securities of such series.
In the case of a discharge pursuant to clause (a) above, UCC or Unilever N.V., as the case may be, is required to deliver to the Trustee either an opinion of counsel to the effect that the holders of guaranteed debt securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and related defeasance and will be subject to United States Federal income tax in the same manner and at the same times as would have been the case if such deposit and related defeasance had not been exercised or a ruling to such effect received from or published by the United States Internal Revenue Service.
In the event we exercise our option pursuant to clause (b) above, UCC or Unilever N.V., as the case may be, will deliver to the Trustee an opinion of counsel to the effect that the holders of guaranteed debt securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and related defeasance and will be subject to United States Federal income tax in the same manner and at the same times as would have been the case if such deposit and related defeasance had not been exercised.
If the Trustee or paying agent is unable to apply any money, U.S. government obligations and/or foreign government securities deposited in trust by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority located within the United States and having jurisdiction in the premises, enjoining, restraining or otherwise prohibiting such application (including any such order or judgment requiring the payment of money, U.S. government obligations and/or foreign government securities to UCC or Unilever N.V., as the case may be), the obligations of UCC, Unilever N.V., Unilever PLC and UNUS under the Indenture, the guaranteed debt securities of such series and the guarantees relating to such guaranteed debt securities will be revived and reinstated as though no such deposit had occurred, until such time as the Trustee or paying agent is permitted to apply all such money, U.S. government obligations and/or foreign government securities to payments of the principal of or any premium and interest on the guaranteed debt securities of such series. If any issuer or any guarantor makes any payment of principal of or any interest on any guaranteed debt securities of such series because of any such reinstatement of obligations, the issuer or the guarantor will be subrogated to the rights of the holders of the guaranteed debt securities of such series to receive such payment from the money, U.S. government obligations and/or foreign government securities held by the Trustee.
Governing Law
New York law will govern the Indenture and the guaranteed debt securities.
Concerning the Trustee
The Bank of New York Mellon is Trustee under the Indenture. Unilever N.V., Unilever PLC and UNUS and certain of their respective Subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon and its affiliates in the ordinary course of their respective businesses.

Pursuant to the Trust Indenture Act, should a default occur with respect to either the guaranteed debt securities constituting Senior Debt of the issuer or any guarantor or subordinated guaranteed debt securities, The Bank of New York Mellon would be required to resign as Trustee with respect to the guaranteed debt securities constituting Senior Debt or the subordinated guaranteed debt securities under the Indenture within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.
The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

PLAN OF DISTRIBUTION
We may sell the guaranteed debt securities in and outside the United States (i) through underwriters or dealers, (ii) directly to purchasers or (iii) through agents. The prospectus supplement will include the following information:
(a)
the terms of the offering;

(b)
the names of any underwriters or agents;

(c)
the purchase price of the securities from us;

(d)
the net proceeds to us from the sale of the securities;

(e)
any delayed delivery arrangements;

(f)
any underwriting discounts and other items constituting underwriters’ compensation;

(g)
any initial public offering price; and

(h)
any discounts or concessions allowed or reallowed or paid to dealers.

Sale Through Underwriters or Dealers
If we use underwriters in the sale, the underwriters will acquire the guaranteed debt securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the guaranteed debt securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.
If we use dealers in the sale of the guaranteed debt securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
We may sell the guaranteed debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the guaranteed debt securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the guaranteed debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase guaranteed debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
The validity of the guaranteed debt securities, the guarantees and the Ordinary Shares €0.16 deliverable upon conversion of the guaranteed debt securities in respect of which this prospectus is being delivered will be passed upon for Unilever by Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom, including with respect to certain matters of New York, English and Dutch law.

EXPERTS
The consolidated financial statements of the Unilever Group (Unilever N.V. and Unilever PLC, together with their subsidiaries) as of December 31, 2019 and 2018 and January 1, 2018 and for each of the years in the three-year period ended December 31, 2019 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the report of KPMG Accountants N.V., and KPMG LLP, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.
The audit report covering the December 31, 2019 consolidated financial statements of the Unilever Group and the effectiveness of internal control over financial reporting as of December 31, 2019 refers to a change in the accounting for leases due to the adoption of IFRS 16, Leases, and contains an explanatory paragraph that states that the Unilever Group acquired Astrix, Lenor Japan and FruFru on August 30, 2019, October 1, 2019 and October 1, 2019, respectively, and management excluded from its assessment of the effectiveness of the Unilever Group’s internal control over financial reporting as of December 31, 2019, Astrix, Lenor Japan and FruFru’s internal control over financial reporting associated with approximately 0.25% of Unilever Group’s total assets as of December 31, 2019 and approximately 0.03% of Unilever Group’s turnover included in the consolidated financial statements of the Unilever Group as of and for the year ended December 31, 2019. The audit of internal control over financial reporting of the Unilever Group by KPMG LLP and KPMG Accountants N.V. as of December 31, 2019 also excluded an evaluation of the internal control over financial reporting of Astrix, Lenor Japan and FruFru.

GLOSSARY OF SELECTED TERMS
Capitalized terms used but not defined in the section entitled “Unilever Group — Unification Proposal” have the meanings set forth below:
Admission	as the context requires: (i) the admission of the New PLC Shares to the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities; and/or (ii) the admission to trading of the Unilever PLC Shares, including the New PLC Shares, on Euronext in Amsterdam
Amended Unilever N.V. Articles	the amended articles of association of N.V. proposed for adoption by the general meeting of Unilever N.V. Shareholders, holders of N.V. Special Shares and N.V. NYRS Holders at the N.V. EGM
Amended Unilever PLC Articles	the amended articles of association of Unilever PLC proposed for approval by PLC Shareholders at the Unilever PLC General Meeting
Amended Unilever PLC Articles	the articles of association of the Unilever PLC, as may be amended from time to time
Board	the board of directors of Unilever PLC and/or Unilever N.V. (as the context requires) and, together, the “Boards”
Cash Compensation	compensation in cash to be paid to a Withdrawing Shareholder in respect of those N.V. Ordinary Shares and N.V. NYRSs which will be converted into N.V. Ordinary B Shares and subsequently cancelled in relation to any N.V. Exit Share of such Withdrawing Shareholder
Cash Compensation Funding Shares	the New PLC Shares, equal to the number of Unilever N.V. Exit Shares, to be issued after the CBM Effective Date in an offering in order to realise the cash proceeds required to fund the Cash Compensation
CBM Effective Date	the date (and, where relevant, time) the Cross-Border Merger becomes effective as fixed by the order of the UK High Court approving the Cross-Border Merger
CBM Exchange Ratio	the exchange ratio set out in the Common Draft Terms of Merger
Clearances	as defined in the Unification Agreement, all consents, clearances, confirmations, permissions and waivers that are required to be obtained, all filings that are required to be made and all waiting periods that may need to have expired, from or under the laws, regulations or practices applied by any tax, regulatory or other relevant authority in connection with the implementation of Unification
Common Draft Terms of Merger	the common draft terms of merger adopted by the Boards
Cross-Border Merger or CBM	the cross-border merger between the Unilever PLC and Unilever N.V. being a “merger by absorption” for the purposes of the UK Cross-Border Merger Regulations and the Dutch Civil Code on the terms set out in the Common Draft Terms of Merger

Directors’ Remuneration Policy	the approved remuneration policy of the Unilever PLC and or/Unilever N.V. (as defined in section 226B(2) of the Companies Act 2006 or section 2:135 Dutch Civil Code, as applicable)
Form F-6	the registration statement on Form F-6 registering the New PLC ADSs issuable upon deposit of New PLC Shares with Deutsche Bank Trust Company Americas in its capacity as depositary, together with any amendments, supplements and exhibits thereto
Indirect N.V. NYRS Holders	the N.V. NYRS Holders who hold their N.V. NYRSs in book-entry form through a bank, broker or other DTC participant
N.V. Ordinary Shares	the ordinary shares, each with a par value of €0.16, in the capital of Unilever N.V. excluding Unilever N.V. NYRS
N.V. Special Shares	the ordinary shares, each with a par value of €428.57, in the capital of Unilever N.V. numbered 1 up to and including 2,400
New PLC ADSs	the PLC ADSs proposed to be issued, credited as fully paid, pursuant to the Cross-Border Merger
New PLC Shares	the: (i) Unilever PLC Shares proposed to be issued, credited as fully paid, pursuant to the Cross-Border Merger; and (ii) any Cash Compensation Funding Shares, if applicable, for the purposes of Admission only
PLC ADS Holders	a holder of PLC ADSs
PLC ADSs	American depositary shares of the Unilever PLC each representing one Unilever PLC Share
Prospectus	the Prospectus approved by the FCA and published on August 10, 2020 as a prospectus prepared in accordance with the Prospectus Regulation Rules made under section 73A of FSMA
Registered N.V. NYRS Holders	N.V. NYRS Holders who hold their N.V. NYRSs in physical certificated form
Shareholders	collectively, the Unilever PLC Shareholders, the Unilever N.V. Shareholders, the PLC ADS Holders and the N.V. NYRS Holders
Subsidiary	has the meaning given to it in section 1159 of the Companies Act 2006
UK Corporate Governance Code	UK Corporate Governance Code published in July 2018 by the Financial Reporting Council, as amended from time to time
UK Cross-Border Mergers Regulations	the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974), as amended
UK Takeover Code	the City Code on Takeovers and Mergers, issued by the Panel on Takeovers and Mergers
Unification	the Cross-Border Merger and the related implementation steps pursuant to which the Unilever PLC will become the sole parent company of the Unilever Group
Unification Agreement	the agreement dated August 10, 2020 between the Unilever PLC and Unilever N.V. setting out certain mutual commitments in relation to Unification

Unification Conditions	the conditions to Unification as set out in the Unification Agreement and in the section entitled “Unilever Group — Unification Proposal — The Unification Agreement and Unification Conditions — Conditions and clearances”
Unilever N.V. Articles of Association	the articles of association of Unilever N.V., as may be amended from time to time
Unilever N.V. EGM	the extraordinary general meeting of Unilever N.V. to be held on September 21, 2020 in order to, among other things, approve Unification, including the Cross-Border Merger, and any adjournment of such meeting
Unilever N.V. Exit Shares	Unilever N.V. Shares or N.V. NYRSs (as applicable) for which Unilever N.V. Shareholders and N.V. NYRS Holders have exercised their rights under the withdrawal mechanism provided for Withdrawing Shareholders
Unilever N.V. NYRS Holders	the holders of Unilever N.V. NYRSs
Unilever N.V. NYRSs	the ordinary shares, each with a par value of €0.16, in the capital of Unilever N.V., held in New York registry form
Unilever N.V. Ordinary Shareholders	the holders of Unilever N.V. Ordinary Shares
Unilever N.V. Overseas Shareholders	Unilever N.V. Shareholders or Unilever N.V. NYRS Holders with a registered address in, or who are citizens, residents or nationals of or located in jurisdictions, outside the United Kingdom, United States or The Netherlands or whom the Unilever PLC and Unilever N.V. reasonably believe to be citizens, residents or nationals of or located in jurisdictions outside the United Kingdom, United States or The Netherlands
Unilever N.V. Shareholders	the holders of Unilever N.V. Shares (any such holder being a “Unilever N.V. Shareholder”)
Unilever N.V. Shares	Unilever N.V. Ordinary Shares
Unilever PLC Court Meeting	the meeting of the Unilever PLC Shareholders to be held at 2:30 p.m. (London time) on October 12, 2020, convened pursuant to an order of the UK High Court for the purposes of considering and, if thought fit, approving the Cross-Border Merger, including any adjournment thereof
Unilever PLC Deferred Shares	the deferred shares of £1.00 each in the capital of the Unilever PLC
Unilever PLC Directors	the Executive Directors and the Non-Executive Directors
Unilever PLC General Meeting	the meeting of the Unilever PLC Shareholders to be held at 2:45 p.m. (London time) on October 12, 2020, for the purposes of considering and, if thought fit, passing the Unilever PLC Special Resolution, including any adjournment thereof
Unilever PLC Meetings	the Unilever PLC Court Meeting and the Unilever PLC General Meeting (each being a “Unilever PLC Meeting”)
Unilever PLC Shareholders	the holders of the Unilever PLC Shares from time to time (any such holder being a “Unilever PLC Shareholder”)
Unilever PLC Shares	the ordinary shares of 3 1∕9 pence each in the capital of the Unilever PLC from time to time
Unilever PLC Special Resolution	the special resolution to be proposed at the Unilever PLC General Meeting

Withdrawing Shareholders	Unilever N.V. Shareholders and N.V. NYRS Holders who vote against Unification at the Unilever N.V. EGM and who do not wish to hold Unilever PLC Shares or PLC ADSs (as applicable) (any such holder being a “Withdrawing Shareholder”)

Unilever Capital Corporation
$[•],000,000 [•]% Senior Notes due 2024
$[•],000,000 [•]% Senior Notes due 2031
$[•],000,000 [•]% Senior Notes due 2051
Payment of Principal, Premium, if any, and Interest
Guaranteed Jointly, Severally Fully and Unconditionally by
Unilever PLC and
Unilever United States, Inc.

PROSPECTUS SUPPLEMENT
August [•], 2021